EXECUTION VERSION

CREDIT AGREEMENT

Among

GLOBE SPECIALTY METALS, INC., a Delaware corporation, and certain of its Subsidiaries From Time to Time Party Hereto, as Borrowers

FIFTH THIRD BANK,
as Administrative Agent
and L/C Issuer

And

Various Lenders

From Time to Time Party Hereto

Dated as of May 31, 2012

FIFTH THIRD BANK and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Book Runners

BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION,
SOVEREIGN BANK, N.A., and WELLS FARGO BANK, N.A.,
as Co-Syndication Agents

BBVA COMPASS BANK, CITIBANK, N.A., CITIZENS BANK OF PENNSYLVANIA,
HSBC BANK USA N.A., and PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

Exhibits and Schedules:

Exhibits:

Exhibit A	Notice of Payment Request
Exhibit B	Notice of Borrowing
Exhibit C	Notice of Continuation/Conversion
Exhibit D-1	Revolving Note
Exhibit D-2	Swing Note
Exhibit E	Compliance Certificate
Exhibit F	Assignment and Assumption
Exhibit G-1	U.S. Tax Compliance Certificate -1
Exhibit G-2	U.S. Tax Compliance Certificate -2
Exhibit G-3	U.S. Tax Compliance Certificate -3
Exhibit G-4	U.S. Tax Compliance Certificate -4

Schedules:

Schedule 1	Commitments
Schedule 1.1	Mandatory Costs
Schedule 4.2	Premises
Schedule 5.1	Jurisdictions of Organization and Qualification
Schedule 5.5	Litigation
Schedule 5.7	Margin Stock
Schedule 5.8	Taxes
Schedule 5.9	Plans
Schedule 5.10	Subsidiaries
Schedule 5.12	Environmental Compliance
Schedule 5.17	Deposit Accounts
Schedule 5.18	Labor Relations
Schedule 5.22	Approvals
Schedule 5.23	Affiliate Transactions
Schedule 5.25	Broker’s Fees
Schedule 6.12	Existing Indebtedness
Schedule 6.13(h)	Existing Liens
Schedule 6.15	Existing Investment

CREDIT AGREEMENT

This Credit Agreement is entered into as of May 31, 2012, by and among GLOBE SPECIALTY METALS, INC., a Delaware corporation (the “Primary Borrower”), and the Subsidiaries of the Primary Borrower from time to time signatory hereto as “Borrowers” (each individually a “Borrower” and collectively the “Borrowers”), the various institutions from time to time party to this Agreement, as Lenders, FIFTH THIRD BANK, as Administrative Agent, L/C Issuer, Joint Lead Arranger and Joint Book Runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arranger and Joint Book Runner, Bank of America, N.A., KeyBank National Association, Sovereign Bank, N.A., and  Wells Fargo Bank, N.A., as Co-Syndication Agents, and BBVA Compass Bank,  Citibank, N.A., Citizens Bank Of Pennsylvania, HSBC Bank USA N.A., and PNC Bank, National Association, as  Co-Documentation Agents.

The Borrowers have requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.  In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

ARTICLE 1. Definitions; Interpretation.

Section 1.1. Definitions.  The following terms when used herein shall have the following meanings:

“Accepting Lender” is defined in Section 2.18(a)(ii).

“Acquired Business” means the entity or assets acquired by a Loan Party in an Acquisition, whether before or after the Closing Date.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided, that, a Loan Party is the surviving entity, (d) the acquisition of equipment or other assets or the construction of facilities constituting a major capital improvement to an existing facility of a Person, or (e) construction of the Iceland Facility.

“Acquisition Amount” means, with respect to any Acquisition, the sum of (a) Total Consideration, plus (b) the amount of all anticipated investments to be made in connection with the consummation of such Acquisition plus, (c) the amount of all anticipated Capital Expenditures (other than Maintenance Capital Expenditures) (i) to be made within one (1) year of the consummation of such Acquisition in connection with the Acquired Business acquired in such Acquisition.

“Additional Lender” is defined in Section 2.15(d).

“Adjusted LIBOR” means, for any Borrowing of Eurocurrency Loans, a rate per annum equal to the quotient of (a) LIBOR, divided by (b) one minus the Reserve Percentage.

“Administrative Agent” means Fifth Third Bank, as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.8.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided, that, in any event for purposes of this definition, any Person that owns, directly or indirectly, ten percent (10%) or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreed Guaranty Principles” means:

(a)           all upstream and cross-stream guaranties must be limited by corporate benefit restrictions if so required;

(b)           all guaranties must be limited by financial assistance restrictions if so required;

(c)           all guaranties must be limited to the extent necessary in order to avoid any personal civil or criminal liability of any director or officer arising as a result of providing such guaranty or such guaranty being enforced by the holders of the Notes;

(d)           all guaranties must be limited to the extent necessary to avoid any breach of fraudulent conveyance or preference, thin capitalization rules or any other general statutory laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(e)           no guaranty shall be given to the extent it would result in costs that are disproportionate to the benefit obtained by the beneficiaries of such guaranty;

For the avoidance of doubt, for the purposes of this definition, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the granting or enforcement of any guarantee, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant guarantor or any of its direct or indirect owners, subsidiaries or Affiliates.

“Agreed Security Principles” means the following principles.

No Lien shall be created or perfected to the extent that it would:

(a)           result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)           result in a significant risk to the officers of the relevant grantor of the Lien of contravention of their fiduciary duties and/or of civil or criminal liability; or

(c)           result in costs that are disproportionate to the benefit obtained by the beneficiaries of such Lien;

For the avoidance of doubt, for the purposes of this definition, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Lien, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Liens or any of its direct or indirect owners, subsidiaries or Affiliates.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Agreement Currency” is defined in Section 1.4(d).

“Applicable Creditor” is defined in Section 1.4(d).

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable pursuant to Section 2.13, until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Leverage Ratio for such Pricing Date	Applicable Margin for Base Rate Loans shall be:	Applicable Margin for Eurocurrency Loans and Letter of Credit Fees shall be:	Applicable Margin for Commitment Fee shall be:
IV	Greater than or equal to 2.25 to 1.00	1.50%	2.50%	0.40%
III	Less than 2.25 to 1.00, but greater than or equal to 1.75 to 1.00	1.25%	2.25%	0.35%
II	Less than 1.75 to 1.00, but greater than or equal to 1.25 to 1.00	1.00%	2.00%	0.30%
I	Less than 1.25 to 1.00	0.75%	1.75%	0.25%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrowers ending on or after June 30, 2012, the date on which the Administrative Agent is in receipt of the most recent financial statements and all other items (and, in the case of the year-end financial statements, an audit report) required to be delivered pursuant to Section 6.1 (“Pricing Date Deliverables”) for the fiscal quarter then ended.  The Applicable Margin shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Pricing Date Deliverables have not been delivered by the date such Pricing Date Deliverables are required to be delivered pursuant to Section 6.1, until such Pricing Date Deliverables are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Leverage Ratio shall be deemed to be greater than or equal to 2.25 to 1.0).  If such Pricing Date Deliverables are subsequently delivered before the next Pricing Date, the Applicable Margin established by such late delivered Pricing Date Deliverables shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such Pricing Date Deliverables shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such Pricing Date Deliverables until the next Pricing Date.  Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders absent manifest error. If, as a result of any restatement of or other adjustment to the Pricing Date Deliverables or for any other reason, the Borrowers or the Lenders determine that (a) the Leverage Ratio as calculated by the Borrowers as of any applicable Pricing Date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders and/or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.3(c), 2.4, 2.13 or under Article 8.  In addition, at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be Level IV for purposes of determining the Applicable Margin. The Borrowers’ obligations under this paragraph with respect to Pricing Date Deliverables delivered in any fiscal year shall survive for a period not to exceed sixty (60) days after the delivery of the financial information under Section 6.1(b) for such fiscal year.

“Application” is defined in Section 2.3(b).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrowers pursuant to Section 3.2(f) or on any update of any such list provided by the Borrowers to the Administrative Agent, or any further or different officers of the Borrowers so named by any Authorized Representative of the Borrowers in a written notice to the Administrative Agent.

“Bank of America” means Bank of America, N.A., a national banking association.

“Bankruptcy Code” means Title 11 of the United States Bankruptcy Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereof.

“Base Rate” means for any day the greatest of: (a) the rate of interest announced by the Administrative Agent from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate, plus (ii) one half of one percent (0.50%) and (c) the sum of (i) the Adjusted LIBOR that would be applicable to a Eurocurrency Loan with a 1 month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) one percent (1.00%).

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).

“Borrower” and “Borrowers” are defined in the introductory paragraph of this Agreement and shall include any Person that becomes a Borrower under this Agreement after the Closing Date, including any Foreign Subsidiary Borrower, as the context may require.

“Borrower Plans” is defined in Section 5.9.

“Borrowing” means the total of Loans of a single Type advanced, continued for an additional Interest Period, or converted from a different Type into such Type by the Lenders under a Credit on a single date and, in the case of Eurocurrency Loans, for a single Interest Period.  Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrowers, is “continued” on the date a new Interest Period for the same Type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one Type of Loan to the other Type of Loan, all as requested by the Borrowing Agent pursuant to Section 2.5(a).  Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.11.

“Borrowing Agent” is defined in Section 2.17(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York and (a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day that is also a London Banking Day, (b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day, (c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency, and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Expenditure Limitation” is defined in Section 6.21(c).

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Carryover Amount” is defined in Section 6.21(e).

“Cash Collateralize” means, to deposit in a deposit account controlled by the Administrative Agent or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or one or more of the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of the United States or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States; provided, that, any such obligations shall mature within one (1) year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within two hundred seventy (270) days from the date of issuance thereof; (c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $250,000,000 which have a maturity of one (1) year or less; (d) investments in repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; and (e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of fifty-one percent (51%) or more of the outstanding equity interests of the Primary Borrower on a fully-diluted basis, (b) the Primary Borrower fails to own, directly or indirectly one hundred percent (100%) of all outstanding equity interests of any other Loan Party (other than a Super-Majority Owned Joint Venture Subsidiary, as to which clause (c) shall apply or any other Subsidiary that is a Joint Venture permitted by this Agreement), (c) the Primary Borrower fails to own, directly or indirectly at least eighty percent (80%) of all outstanding equity interests of any Super-Majority Owned Joint Venture Subsidiary that is a Loan Party or (d) the failure of natural persons who are members of the board of directors (or similar governing body) of the Primary Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Primary Borrower.

“Closing Date” means May 31, 2012.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 7.4(b).

“Collateral Documents” means the Mortgages, the Guaranty and Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, account control agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Secured Obligations, or any part thereof, other than Hedge Agreements.

“Commitments” means the Revolving Credit Commitments.

“Competitor” means each Person that the Administrative Agent and the Lenders have a reasonable basis (by notice from the Borrowing Agent or public information readily available) to know is a producer or distributor of silicon metal and/or silicon-based alloys, or primarily engaged in the silicon or silicones business, or controls or is controlled by such a Person; provided, that, any Person that is a finance company, fund or other similar entity which merely has an economic interest in any such Person, and is not itself such a Person and does not control, is not controlled by and is not under common control with such a Person, shall not constitute a “Competitor” for purposes of this definition.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provisions of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Loan Parties, are treated as a single employer under Section 414 of the Code.

“Credit” means the Revolving Credit.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurocurrency Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, reasonable attorneys’ and paralegals’ fees and litigation expenses.

“Debt to Capitalization Ratio”  means, as of any date of determination thereof, the ratio of (a) Total Funded Debt to (b) the sum of (i) Total Funded Debt plus (ii) Net Worth, in each case, of the Borrowers and their respective Subsidiaries on  a consolidated basis as of such date.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowing Agent in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowing Agent, the Administrative Agent or the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination in good faith that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent (on its own behalf or at the request of the Borrowing Agent) to confirm in writing to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrowing Agent, the L/C Issuer, the Swing Line Lender and each Lender.

“Disposition” means the sale, lease, transfer, conveyance or other disposition of Property (by way of merger, amalgamation, casualty, condemnation or otherwise), other than sales or other dispositions expressly permitted under Sections 6.14(a), 6.14(b), 6.14(c) or 6.14(d).

“Documentary Letter of Credit Facility” means a facility, not to exceed $20,000,000, to be provided by Fifth Third Bank or its Affiliates for the purpose of issuing letters of credit for the account of the Loan Parties to pay the purchase price for inventory or supplies purchased by Borrowers upon the satisfactory presentation by the beneficiary of any such letter of credit to Fifth Third Bank or its Affiliates of the documents of title for such inventory and such other documents and satisfaction of other requirements specified therein.

“Documentary Letter of Credit Obligations” means the aggregate undrawn face amount of all outstanding documentary letters of credit and all other unpaid obligations of the Loan Parties arising under the Documentary Letter of Credit Facility.

“Dollars” and “$” each means the lawful currency of the United States.

“Dollar Equivalent” means, as of any date of determination thereof, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent as of such date on the basis of the Spot Rate (as determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Domestic Joint Venture”  means any Joint Venture that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Domestic L/C Obligations” means the aggregate undrawn face amount of all outstanding Domestic Letters of Credit and all unpaid Reimbursement Obligations with respect to Domestic Letters of Credit.

“Domestic L/C Sublimit” means $15,000,000, as reduced pursuant to the terms hereof.

“Domestic Letter of Credit” is defined in Section 2.3(a)(i).

“Domestic Loan Party” means any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Participating Lender” is defined in Section 2.3(d)(i)

“Domestic Participating Interest” is defined in Section 2.3(d)(i)

“Domestic Revolving Commitment” means, as to any Domestic Revolving Lender, the obligation of such Domestic Revolving Lender to make Domestic Revolving Loans and to participate in Swing Loans and Letters of Credit denominated in Dollars issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Domestic Revolving Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased pursuant to a Revolving Commitment Increase or otherwise modified at any time or from time to time pursuant to the terms hereof.  The Borrowers and the Domestic Revolving Lenders acknowledge and agree that the Domestic Revolving Commitments of the Domestic Revolving Lenders aggregate $200,000,000 on the Closing Date.  The facility CUSIP number for the Domestic Revolving Commitments is 37954RAB4.

“Domestic Revolving Lender” means, as of any date of determination, a Lender holding a Domestic Revolving Commitment or a Domestic Revolving Loan.

“Domestic Revolving Loan” is defined in Section 2.1.

“Domestic Revolver Percentage” means, for each Domestic Revolving Lender, the percentage of the aggregate Domestic Revolving Commitments represented by such Domestic Revolving Lender’s Domestic Revolving Commitment or, if the Domestic Revolving Commitments have been terminated, the percentage held by such Domestic Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Domestic Revolving Loans and L/C Obligations then outstanding.

“Domestic Subsidiary” means any Subsidiary of the Primary Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period (d) non-cash accounting adjustments and (e) non-cash, non-recurring losses or expenses (and minus non-cash, non-recurring gains or income).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.10 (subject to such consents, if any, as may be required under Section 10.10 (b)(iii)).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union (Official Journal C 191, July 29, 1992).

“EMU Legislation” means legislative measures of the European Council (including, without limitation, European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Environmental Permits” is defined in Section 5.12(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) the occurrence of any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Loan Parties or any of their ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Title IV Plan or the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Multiemployer Plan; (e) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Title IV Plan or to appoint a trustee to administer any Title IV Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of any material Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which any Loan Party or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which any Loan Party or any such Subsidiary could otherwise be liable, in either case, and is likely to result in material liability for the Loan Parties and their Subsidiaries; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in material liability of any Loan Party or any of its Subsidiaries.

“Euro” means the single currency of Participating Member States of the European Union.

“Eurocurrency Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).  Eurocurrency Loans may be denominated in Dollars or a Foreign Currency.

“Event of Default” means any event or condition identified as such in Section 7.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Interest” is defined in Section 10.18.

“Exchange Percentage” means as to each Lender, a fraction, expressed as a decimal, in each case determined on the date of occurrence of a Sharing Event (but before giving effect to any actions to occur on such date pursuant to Section 10.26) of which (a) the numerator shall be the sum of (i) the then outstanding Loans held by such Lender plus (ii) Participation Interests of such Lender in Letters of Credit and Swing Loans (in each case taking the Dollar Equivalent of any amounts expressed in a Foreign Currency on the date of the occurrence of the Sharing Event) and (b) the denominator of which shall be the sum of (i) the aggregate outstanding principal amount of all Loans plus (ii) the aggregate of all L/C Obligations and the aggregate principal amount of all Swing Loans (in each case taking the Dollar Equivalent of any amounts expressed in a Foreign Currency on the date of the occurrence of the Sharing Event).

“Excluded Accounts” means (a) accounts held with the Administrative Agent or Bank of America, (b) any payroll or benefits account so long as such payroll account is a zero balance account, (c) any withholding tax or fiduciary account, (d) accounts established and used solely by a Foreign Subsidiary that is not a Borrower and that does not guaranty any of the Obligations (or, with the consent of the Administrative Agent, if such Foreign Subsidiary that is a Loan Party guaranties any of the Obligations), (e) deposit accounts with balances that do not exceed $1,000,000 for any one deposit account for a period of more than five (5) consecutive days, and that do not exceed $5,000,000 in the aggregate for all such accounts) and (f) an account at Societe Generale designated solely to secure obligations of certain Loan Parties relating to letters of credit issued by Societe Generale prior to the Closing Date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal  withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 8.8) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 10.1(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means for any day the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m.  (Eastern time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two (2) or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined.

“Fifth Third Bank” means Fifth Third Bank, an Ohio banking corporation.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Acquisition” means (a) an Acquisition of (i) any Property located outside the United States or (ii) the equity interests (by means of acquisition, merger, consolidation or other combination) of any Person organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia or (b) construction of the Iceland Facility.

“Foreign Currency” means Euros, and any other currency (other than Dollars) agreed to by all Lenders requested to fund Loans or support Letters of Credit in such currency.

“Foreign Currency Equivalent” means, as of any date of determination thereof, with respect to any amount denominated in Dollars, the equivalent amount thereof in a Foreign Currency as reasonably determined by the Administrative Agent as of such date on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Sublimit” means the  Foreign Currency Equivalent of $100,000,000.

“Foreign Joint Venture” means any Joint Venture that is not a Domestic Joint Venture.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Borrower, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Borrower, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Loan Party” means any Loan Party that is not a Domestic Loan Party.

“Foreign Subsidiary” means any Subsidiary of the Primary Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means a Foreign Subsidiary that (a) is a Wholly-Owned Subsidiary directly or indirectly owned by the Primary Borrower or a Loan Party that is a Domestic Subsidiary of the Primary Borrower, (b) other than with respect to an Acquisition pursuant to clause (d) of the definition thereof, is organized under the laws of the jurisdiction in which the applicable Acquired Business which is the subject of a Foreign Acquisition has its primary operations or such other jurisdiction reasonably acceptable to the Administrative Agent, (c) is formed, acquired or designated as a Foreign Subsidiary Borrower pursuant to Section 2.17(c) for purposes of consummating such Foreign Acquisition and permitting the Borrowers to request Loans, Letters of Credit and other extensions of credit under this Agreement in respect of such Acquired Business and (d) pledges the Property relating to such Acquired Business to secure the Secured Obligations.

“Foreign Subsidiary Borrower Amendment” is defined in Section 2.17(c).

“Foreign Subsidiary Borrower Sublimit” means $150,000,000.

“Foreign Subsidiary Borrower Basket” means the sum of (a) the aggregate Total Consideration for all Foreign Acquisitions subject to clause (k) of the definition of Permitted Acquisition consummated since the Closing Date, plus (b) the aggregate amount of investments in accordance with Section 6.15(f)(iv) made or anticipated to be made (under the clause (b) of the definition of “Acquisition Amount”) since the Closing Date in the Foreign Subsidiary Borrowers that consummate such Foreign Acquisitions, plus (c) without duplication of amounts in clause (b), the aggregate amount of Capital Expenditures in accordance with Section 6.21(c) made or anticipated to be made since the Closing Date by such Foreign Subsidiary Borrowers within one (1) year after the consummation of such Foreign Acquisition, minus (d) any repayment made by Foreign Subsidiary Borrowers of Revolving Loans used to consummate such Foreign Acquisition  with the proceeds of asset sales made in connection with such Foreign Acquisition (but excluding any such Revolving Loans used to fund the acquisition of any Property deducted from the amount of Total Consideration pursuant to clause (f) thereof).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolver Percentage consisting of outstanding L/C Obligations with respect to Letters of Credit issued by the L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolver Percentage consisting of outstanding Swing Loans made by the Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funds Transfer and Deposit Account Liability” means the liability of any Loan Party or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of any Loan Party or any of its respective Subsidiaries or now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services (including with respect to any commercial credit card, purchase card, and merchant card services and programs) afforded to any Loan Party or any of its respective Subsidiaries by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Person that executes the Guaranty and Security Agreement as a “guarantor” thereunder or any other Guaranty.

“Guaranty” and “Guaranties” each are defined in Section 4.3.

“Guaranty and Security Agreement” means that certain Domestic Guaranty and Security Agreement dated as of the Closing Date by and among the U.S. Borrowers and the other Loan Parties that are Domestic Subsidiaries and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Hazardous Material” means, without limitation, any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity hedging arrangements.

“Hedge Fund” means each Person other than an Approved Fund that is a private investment company or private investment fund whose primary business is the investment of its members’ or its investors’ fund and that is generally considered by the investment community to be a “hedge fund”.

“Hedging Liability” means all obligations of any Loan Party or any of its Subsidiaries in respect of any Hedge Agreement as any Loan Party or any of its Subsidiaries may from time to time enter into with any Person that is a Lender or an Affiliate of a Lender as of the Closing Date (with respect to any such Hedge Agreement entered into prior to the Closing Date) or at the time such Hedge Agreement is entered into, in each case, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent and howsoever evidenced, held or acquired.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Iceland Facility” means that certain silicon metal plant located in Helgiuvik, Iceland which is expected to be contracted by a joint venture between GSM Netherlands Overseas II, B.V., a Subsidiary of the Primary Borrower, and Tomahawk Development Company, a minority partner that will own approximately 15% of the joint venture.

“Immaterial Subsidiary” means any Subsidiary of a Borrower that does not conduct any business material to the operation of the Primary Borrower and its Subsidiaries taken as a whole and, together with its Subsidiaries, (a) generated less than 1% of EBITDA for the fiscal year most recently ended or (b) had total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of less than $1,000,000 individually and $5,000,000 in the aggregate for all Immaterial Subsidiaries.  To the extent any of such Subsidiaries are acquired or formed during the relevant fiscal year, the percentages set forth above shall be calculated on a pro forma basis after giving effect to such acquisition or formation as if such acquisition or formation had occurred on the first day of such fiscal year.

“Incremental Amendment” is defined in Section 2.15(d).

“Incremental Facility Closing Date” is defined in Section 2.15(d).

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, (g) any liabilities in respect of any Hedge Agreement, (h) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (i) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (j) all obligations under any so-called “asset securitization” transaction entered into by such Person, (k) all Contingent Obligations, it being understood that the term “Indebtedness” shall not include trade payables arising in the ordinary course of business or accrued tax liabilities and (l) Funds Transfer and Deposit Account Liability.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties  under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 10.13(b).

“Interest Coverage Ratio” means, as of any date of determination thereof, the ratio of (a) EBITDA (excluding EBITDA allocable to any non-Affiliate Joint Venture partner and EBITDA of any applicable Joint Venture or Loan Party which has incurred Non-Recourse Indebtedness) for the period of four consecutive fiscal quarters ended on or immediately preceding such date to (b) Interest Expense (excluding Interest Expense allocable to any non-Affiliate Joint Venture partner and Interest Expense of any applicable Joint Venture or Loan Party which has incurred Non-Recourse Indebtedness) for such four consecutive fiscal quarter period.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense, but excluding all interest expense attributable to Non-Recourse Indebtedness) of the Borrowers and their respective Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to Eurocurrency Loans and Swing Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of a Eurocurrency Loan, one (1), two (2), three (3) or six (6) months thereafter, and (b) in the case of a Swing Loan, on the date one (1) to five (5) days thereafter as mutually agreed to by the Borrowers and the Administrative Agent; provided, however, that:

(i)           no Interest Period with respect to any Eurocurrency Loan or Swing Loan shall extend beyond the Revolving Credit Termination Date;

(ii)           [Intentionally Omitted];

(iii)           whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided, that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurocurrency Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv)           for purposes of determining an Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Subsidiary that is not a one hundred percent (100%) owned Wholly-Owned Subsidiary and (b) any corporation or organization less than fifty percent (50%) of the outstanding Voting Stock of which is at the time directly or indirectly owned by the Primary Borrower or one or more of the Primary Borrower’s Wholly-Owned Subsidiaries (but excluding any publicly traded entity in which the Primary Borrower or such Wholly-Owned Subsidiary owns five percent (5%) or less of the stock of such publicly traded entity.

“L/C Issuer” means Fifth Third Bank, Bank of America or any other issuer of a Letter of Credit from time to time approved by the Administrative Agent.

“L/C Obligations” means, collectively, the Domestic L/C Obligations and the Multicurrency L/C Obligations.

“L/C Sublimit” means $25,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.

“Lenders” means and includes Fifth Third Bank and the other banks, financial institutions and other lenders from time to time party to this Agreement, including each Additional Lender and each assignee Lender pursuant to Section 10.10.

“Lending Limitations” is defined in Section 2.17(c).

“Lending Office” is defined in Section 8.9.

“Letters of Credit” means, collectively, the Domestic Letters of Credit and the Multicurrency Letters of Credit.

“Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Total Funded Debt (excluding Non-Recourse Indebtedness) as of such date to (b) EBITDA (excluding EBITDA allocable to any non-Affiliate Joint Venture partner, EBITDA of any applicable Joint Venture which has incurred Non-Recourse Indebtedness, and a portion of EBITDA of any applicable Loan Party which has incurred Non-Recourse Indebtedness equal to the EBITDA of such Loan Party multiplied by a fraction, the numerator of which is the value of the assets of such Loan Party pledged to secure such Non-Recourse Indebtedness and the denominator of which is the value of all assets of such Loan Party) for the period of four consecutive fiscal quarters ended on or immediately preceding such date.

“LIBOR” means, for an Interest Period for a Borrowing of Eurocurrency Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars or such Foreign Currency in immediately available funds are offered to the Administrative Agent at 11:00 a.m.  (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurocurrency market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurocurrency Loan scheduled to be made by the Administrative Agent as part of such Borrowing.  With respect to any Eurocurrency Loan denominated in Euros, for any Interest Period, “LIBOR” means the rate equal to the sum of (i) the rate determined in accordance with the foregoing terms of this definition plus (ii) any Mandatory Cost for such Interest Period.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundredth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Reuters Screen LIBOR 01 Page and, in the case of a Foreign Currency, the appropriate page of the Reuters Screen which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency, as the London interbank offered rate for deposits in Dollars or such Foreign Currency, in each case, as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“Lien” means any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurocurrency Loan or otherwise as permitted hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection hereunder or therewith, other than Hedge Agreements.

“Loan Party” means the Borrowers and each Guarantor.

“Loan Party Materials” is defined in Section 10.8.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Maintenance Capital Expenditures” means all Capital Expenditures that relate to ordinary on-going maintenance, repair, replacement and refurbishment of existing fixed or capital assets of any Person.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of the Primary Borrower or of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien on any material portion of the Collateral granted under any Collateral Document.

“Minimum Collateral Amount” means, as of the date of determination, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred three percent (103%) of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding as of such date and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust, deed to secure debt or other security agreement, assignment of leases and/or rents, or similar document pursuant to which a Loan Party shall grant to or for the benefit of the Administrative Agent a Lien on its Premises, together with any and all modifications, supplements, replacements, restatements, and amendments thereof, and any and all additional mortgages given by a Loan Party to Administrative Agent from time to time.

“Multicurrency L/C Obligations” means the aggregate undrawn face amounts of all outstanding Multicurrency Letters of Credit and all unpaid Reimbursement Obligations with respect to Multicurrency Letters of Credit.

“Multicurrency L/C Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Multicurrency Lender” means, as of any date of determination, a Lender holding a Multicurrency Revolving Commitment or a Multicurrency Revolving Loan.

“Multicurrency Letter of Credit” is defined in Section 2.3(a)(ii)

“Multicurrency Participating Lender” is defined in Section 2.3(d)(ii)

“Multicurrency Participating Interest” is defined in Section 2.3(d)(ii)

“Multicurrency Revolving Commitment” means, as to any Multicurrency Currency Lender, the obligation of such Multicurrency Lender to make Multicurrency Revolving Loans and to participate in Letters of Credit denominated in a Foreign Currency issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased pursuant to a Revolving Commitment Increase or otherwise modified at any time or from time to time pursuant to the terms hereof.  The Borrowers and the Multicurrency Lenders acknowledge and agree that the Multicurrency Revolving Commitments of the Multicurrency Lenders aggregate $100,000,000 on the Closing Date.  The facility CUSIP number for the Multicurrency Revolving Commitments is 37954RAC2.

“Multicurrency Revolving Loan” is defined in Section 2.2.

“Multicurrency Revolver Percentage” means, for each Multicurrency Lender, the percentage of the aggregate Multicurrency Revolving Commitments represented by such Multicurrency Lender’s Multicurrency Revolving Commitment or, if the Multicurrency Revolving Commitments have been terminated, the percentage held by such Multicurrency Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Multicurrency Revolving Loans and L/C Obligations then outstanding.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any Loan Parties and their Subsidiaries or any ERISA Affiliate contributes or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy (other than any business interruption insurance policy) therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrowers and their respective Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided, that, there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, any Borrower or another Subsidiary, except to the extent that the Borrowers have delivered the financial statements of the Acquired Business for such period, which financial statements shall have been audited by an independent accounting firm reasonably satisfactory to the Administrative Agent, and the Administrative Agent agrees to the inclusion of such net income (or net loss) of such Person and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrowers or any of their respective Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrowers or any of their respective Subsidiaries during such period.

“Net Worth” means, as of any date of determination thereof, total shareholder’s equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) that would appear on the balance sheet of the Borrowers and their respective Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Non-Recourse Indebtedness” means, with respect to the Borrowers and their respective Subsidiaries, the principal amount of Indebtedness which is not allocable to, or which is not the responsibility of, any Loan Party because (a) (i) only a Subsidiary that is a Joint Venture is liable for such Indebtedness, and (ii) pursuant to the organizational documents of such Joint Venture reasonably acceptable to the Administrative Agent, only a portion of such Indebtedness is allocable (directly or indirectly) to any Loan Party and the entire remaining portion of such Indebtedness (including any interest, fees or other amounts thereon) is allocable to a non-Affiliate Joint Venture partner, or (b) only a Subsidiary that is (i) a Joint Venture or Loan Party consummating a Permitted Acquisition or (ii) not a Loan Party is liable for such Indebtedness and recourse for such Indebtedness is limited to specific assets pledged by such Subsidiary pursuant to an agreement reasonably acceptable to the Administrative Agent to the extent permitted hereunder (but only to the extent of such limitation). The amount of such Non-Recourse Indebtedness (x) in clause (a) above shall be equal to the principal amount of such Indebtedness allocable to a non-Affiliate Joint Venture partner and (y) in clause (b) above shall be equal to the amount of such Indebtedness that is not payable by the applicable Subsidiary from assets other than the specific assets pledged.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.11 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, as of the date of determination, each Lender that is not a Defaulting Lender at such time.

“Norway Acquisition” means the acquisition of the shares of Fesil Invest A.S..

“Notes” means and includes the Revolving Notes and the Swing Note.

“Obligations” means all Loans, L/C  Obligations owing under the Applications with respect to Letters of Credit, advances, debits (including post-petition interest and fees whether or not allowed in the applicable proceeding), fees and charges payable, liabilities, obligations, covenants and duties and all other indebtedness and obligations of the Loan Parties to any Lender, the Administrative Agent or the L/C Issuer, in each case, arising under or in relation to any Loan Document, in each case whether or not for the payment of money, whether arising by reason of any extension of credit, loan guaranty, indemnification or in any other manner, whether now existing or hereafter arising, due or to become due, direct or indirect (including those acquired by assumption), absolute or contingent, and howsoever evidenced, held or acquired.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.8).

“Participating Member State” means each country so described in any EMU Legislation.

“Participant” is defined in Section 10.10(d).

“Participant Register” is defined in Section 10.10(d).

“Participating Interest” means, collectively, any Domestic Participating Interest and any Multicurrency Participating Interest.

“Participating Lender” means the Domestic Participating Lenders, the Multicurrency Participating Lenders, or both, as the context may require.

“Patriot Act” is defined in Section 5.26(b).

“Payment Currency” is defined in Section 1.4(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means (a) for any Domestic Lender, its Domestic Revolver Percentage, (b) for any Multicurrency Lender, it’s Multicurrency Revolver Percentage, and (c) where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 10.13), such aggregate percentage shall be calculated by aggregating the separate components of the Domestic Revolver Percentage and Multicurrency Revolver Percentage, as applicable, in accordance with the definition of the term “Revolver Percentage” and expressing such components on a single percentage basis.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)           the Loan Parties shall have, not less than ten (10) Business Days in the case of a Foreign Acquisition or five (5) Business Days in the case of any other Acquisition (or such shorter period of time as may be agreed to by the Administrative Agent but subject to Section 2.17(c), if applicable) prior to any such proposed Acquisition,  notified the Administrative Agent and Lenders of such Acquisition, and in the event the Total Consideration for the proposed Acquisition exceeds $5,000,000, (i) provided the Administrative Agent and Lenders a customary due diligence package and an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of the Acquisition), (ii) provided the Administrative Agent with the Acquisition Amount thereof, calculated in reasonable detail and including the amount of all anticipated Loans to be borrowed, investments to be made, and Capital Expenditures to be made in connection with the consummation of such Acquisition and the operation of the related Acquired Business and (iii) at the request of the Administrative Agent, provide such other information and documents that Administrative Agent may reasonably request, including, without limitation, substantially final drafts of the respective agreements, documents or instruments pursuant to which the Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith all of the foregoing which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(b)           such Acquisition (which is not a Foreign Acquisition) shall be consummated by the Primary Borrower or a Loan Party that is a Wholly-Owned Subsidiary, and if such Acquisition is a Foreign Acquisition, such Acquisition shall be consummated by a Foreign Subsidiary Borrower that has satisfied the requirements of Section 2.17(c) and is formed in the jurisdiction in which the Acquired Business is located or such other jurisdiction reasonably acceptable to the Administrative Agent taking into account the requirements of Section 2.17 and Article 4;

(c)           the Acquired Business is in the same or similar line of business (or reasonable extension thereof including, any business which supplies materials used in the Loan Parties’ operations or facilities or expands sales to the Loan Parties’ customers) engaged in as of the date of this Agreement by the Loan Parties and their respective Subsidiaries

(d)           the Acquisition shall not be a Hostile Acquisition;

(e)           [Intentionally Omitted];

(f)           the Loan Parties shall have complied with the requirements of Article 4 in connection therewith;

(g)           to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 3.1 shall have been satisfied;

(h)           at the time of the Acquisition and after giving effect to thereto, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.21 on a pro forma basis, and the Loan Parties shall have delivered to the Administrative Agent a compliance certificate in the form of Exhibit E attached hereto evidencing such compliance with Section 6.21;

(i)           [Intentionally omitted].

(j)           if such Acquisition is not a Foreign Acquisition or if such Acquisition is a Foreign Acquisition for which the Acquisition Amount for the applicable Acquired Business is less than $50,000,000, then after giving effect to the Acquisition and all anticipated Loans, Letters of Credit, investments and Capital Expenditures (other than Maintenance Capital Expenditures) in connection with the related Acquired Business within one (1) year after the consummation of such Foreign Acquisition, (i) the Borrowers shall have a Leverage Ratio of not less than 0.25x less than the Leverage Ratio required to be maintained by the Borrowers pursuant to Section 6.21(a) at the time of such Acquisition, calculated on a pro forma basis, and (ii) the Borrowers shall have at least $50,000,000 of Unused Revolving Credit Commitments;

(k)           if such Acquisition (i) is a Foreign Acquisition for which the Acquisition Amount for the applicable Acquired Business is greater than $50,000,000 or (ii) constitutes a Foreign Acquisition under clause (b) of the definition of “Foreign Acquisition”, then after giving effect to the Acquisition and all anticipated Loans, investments and Capital Expenditures (other than Maintenance Capital Expenditures) in connection with the related Acquired Business within one (1) year after the consummation of such Foreign Acquisition, (A) the Borrowers shall have a Leverage Ratio of less than or equal to 2.00 to 1.00, calculated on a pro forma basis, (B) the Borrowers shall have at least $50,000,000 of Unused Revolving Credit Commitments and (C) the Foreign Subsidiary Borrower Basket shall not exceed the Foreign Subsidiary Borrower Sublimit;

(l)           if such Acquisition involves a business with ongoing operations, the Acquired Business’s pro forma EBITDA for the most recent four fiscal quarters prior to the Acquisition for which financial statements are available, together with such pro forma EBITDA relating to any other Acquisition consummated in the same fiscal year of the Primary Borrower as such Acquisition shall not reduce the pro forma EBITDA of the Primary Borrower and its Subsidiaries on a consolidated basis for the most recent four fiscal quarter period of the Primary Borrower prior to the Acquisition for which financial statements are available by more than ten percent (10%); and

(m)           all transactions related to the Acquisition shall be consummated in accordance with all Legal Requirements.

“Permitted Lien” is defined in Section 6.13.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Post Closing Agreement” means that certain Post Closing Agreement, dated the date hereof between Borrower and Administrative Agent.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Loan Parties or any member of the Controlled Group sponsors or maintains or to which the Loan Parties or any member of the Controlled Group has liability, other than a Multiemployer Plan.

“Platform” is defined in Section 10.8.

“Premises” means all of each Loan Party’s right, title and interest in and to its owned and leased premises, including fixtures and improvements thereon and certain rights related thereto, existing on or after the Closing Date, including, particularly, the real property identified on Schedule 4.2 hereto.

“Pricing Date” is defined in the definition of “Applicable Margin.”

“Pricing Date Deliverables” is defined in the definition of “Applicable Margin.”

“Property” means, as to any Person, any Premises and all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Public Lender” is defined in Section 10.8.

 “Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.  §§6901 et seq., and any future amendments.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the L/C Issuer, as applicable.

“Register” is defined in Section 10.10(c).

“Reimbursement Obligation” is defined in Section 2.3(c).

“Rejecting Lender” is defined in Section 2.18(a)(iii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, financial advisors and consultants of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Removal Effective Date” is defined in Section 9.8(b).

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than fifty percent (50%) of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments; provided, that, the Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be excluded for purposes of making a determination of Required Lenders.  In the event of any Incremental Term Loan and/or Incremental Commitment Increase, Required Lenders shall be amended to include the relative outstanding Loans, Commitments and other obligations resulting therefrom.

“Reserve Percentage” means, for any Borrowing of Eurocurrency Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities,” as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the Eurocurrency Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Resignation Effective Date” is defined in Section 9.8(a).

“Reuters Screen LIBOR01 Page” means the display designated as the “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits (“BBA LIBOR”) or such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time).

“Revaluation Date” means each of the following:  (a) each date a Loan is made pursuant to Section 2.2; (b) each date a Loan is converted to or continued as a Eurocurrency Loan pursuant to the terms of this Agreement; (c) each date a Revolving Loan is made to reimburse a Swing Loan or drawing under a Letter of Credit or a Participating Interest is required to be purchased in an outstanding Swing Loan or L/C Obligation pursuant to the terms of this Agreement; (d) the last Business Day of each calendar month; and (e) such additional dates as the Administrative Agent or the Required Lenders shall reasonably specify.

“Revolver Percentage” means, for each Lender, the percentage of the aggregate Revolving Credit Commitments represented by  the aggregate of such Lender’s Domestic Revolving Commitment and Multicurrency Revolving Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.1, 2.2, 2.3 and 2.11.

“Revolving Commitment Increase” is defined in Section 2.15(a).

“Revolving Commitment Increase Lender” is defined in Section 2.15(e).

“Revolving Credit Commitments” means the aggregate of the Domestic Revolving Commitments and the Multicurrency Revolving Commitments.  The Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $300,000,000 on the Closing Date.

“Revolving Credit Termination Date” means May 31, 2017 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3.

“Revolving Loan” means any Domestic Revolving Loan or Multicurrency Revolving Loan, as applicable (and includes a Base Rate Loan or a Eurocurrency Loan).

“Revolving Note” is defined in Section 2.12.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Secured Obligations” means the Obligations, the Hedging Liability, any Funds Transfer and Deposit Account Liability and the Documentary Letter of Credit Obligations.

“Secured Parties” means (a) the Administrative Agent, (b) each L/C Issuer, (c) each Swing Line Lender, (d) the Lenders, (e) each counterparty to a Hedge Agreement with a Loan Party or any of its Subsidiaries that was a Lender or an Affiliate of a Lender as of the Closing Date (with respect to any such Hedge Agreement entered into prior to the Closing Date) or at the time such Hedge Agreement was entered into, and (f) each Lender or Affiliate of a Lender that provides services to a Loan Party that give rise to any Funds Transfer and Deposit Account Liability.

“Sharing Event” means (a) the occurrence and continuance of any Event of Default under Section 7.1(j) or (k), (b) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case in accordance with Article 7 or (c) the failure of any Borrower to pay any principal of, or interest on, any Loans or any L/C Obligations on the Revolving Credit Termination Date.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission of the United States as in effect on the Closing Date) of a Loan Party.

“Spot Rate” means, for any currency, the rate determined by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that, the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than fifty percent (50%) of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Primary Borrower or of the Primary Borrower’s direct or indirect Subsidiaries.

“Super-Majority Owned Joint Venture Subsidiary” means, at any time, any Subsidiary that is a Joint Venture of which not less than eighty percent (80%) of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Primary Borrower or the Primary Borrower’s other Wholly-Owned Subsidiaries at such time.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.11.

“Swing Line Lender” means Fifth Third Bank or any other Lender from time to time approved by the Administrative Agent.

“Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms.

“Swing Loan” and “Swing Loans” each is defined in Section 2.11.

“Swing Note” is defined in Section 2.12.

“Target Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title IV Plan” means a Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any Loan Party, its respective Subsidiaries or any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Consideration” means the total amount expressed in Dollars (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) indebtedness payable to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, plus (d) other future payments to third parties in respect of the purchase of the Acquired Business in connection with such Acquisition which are required to be made over a period of time and are not contingent upon the Loan Parties or their respective Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, plus (e) the amount of indebtedness assumed in connection with such Acquisition (it being understood that Non-Recourse Indebtedness of OSI Partners, Ltd. owing to Dow Corning Corporation in an aggregate amount not to exceed $15,000,000 shall not be included in this clause (e)), minus (f) the fair market value of any Property acquired in connection with such Acquisition which is to be sold to a third party within ninety (90) days (or eight months for purposes of the sale of the office park acquired in the Norway Acquisition) after consummation of such Acquisition pursuant to a purchase agreement or binding commitment to purchase in effect as of the date of such Acquisition, minus (g) the principal amount of Non-Recourse Indebtedness incurred by a Subsidiary that is a Joint Venture or Loan Party consummating such acquisition in accordance with this Agreement to finance a portion of such Acquisition.

“Total Funded Debt” means, as of any date of determination thereof, the aggregate of all Indebtedness of the Borrowers and their respective Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

“Type” means, as the context may require, with reference to any Loan (a) whether such Loan is a Revolving Loan or Swing Loan, and (b) whether such Loan is a Base Rate Loan or a Eurocurrency Loan.

“UCC” is defined in Section 1.2.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“United States” or “U.S.” means the United States of America.

“Unused Domestic Revolving Commitments” means, as of the date of determination, the difference between the Domestic Revolving Commitments then in effect and the aggregate outstanding principal amount of Domestic Revolving Loans and L/C Obligations; provided, that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Domestic Revolving Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.13(a).

“Unused Multicurrency Revolving Commitments” means, as of the date of determination, the difference between the Multicurrency Revolving Commitments then in effect and the aggregate outstanding principal amount of Multicurrency Revolving  Loans and L/C Obligations.

“Unused Revolving Credit Commitments” means (a) for any Domestic Lender, the Unused Domestic Revolving Commitment, as of the date of determination, (b) for any Multicurrency Lender, its Unused Multicurrency Revolving Commitment and (c) where the term “Unused Revolving Credit Commitments” is applied on an aggregate basis, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations; provided, that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Revolving Credit Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.13(a).

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, at any time, (a) any Subsidiary of which one hundred percent (100%) of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Primary Borrower or the Primary Borrower’s other Wholly-Owned Subsidiaries at such time or (b) any Super-Majority Owned Joint Venture Subsidiary.

“Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA as a result of a  Controlled Group member making a complete or partial withdrawal from one or more Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

“Withholding Agent” means the Borrowers and the Administrative Agent.

Section 1.2. Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references to time of day herein are references to Eastern time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.  All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time (the “UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

Section 1.3. Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Loan Parties or the Required Lenders may by notice to the Administrative Agent and the Loan Parties, respectively, require that the Lenders and the Loan Parties negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Loan Parties and their respective Subsidiaries shall be the same as if such change had not been made.  No delay by the Loan Parties or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, the Loan Parties shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the Closing Date.

Section 1.4. Computation of Dollar Amounts; Exchange Rates; Currency Equivalents.

(a) If, for any purpose of this Agreement or the other Loan Documents, it is necessary to convert a sum owing hereunder or in any other Loan Document in one currency into another currency, the parties hereto agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be the Spot Rate.

(b) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalents of Loans outstanding hereunder denominated in a Foreign Currency.  Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(c) Wherever in this Agreement or any other Loan Documents, in connection with the making of any Loan, any conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent, as reasonably determined by the Administrative Agent.

(d) The obligations of each party in respect of any sum due to any other party hereto or any other Secured Party (the “Applicable Creditor”) shall, notwithstanding any judgment or payment in a currency (the “Payment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum so due in the Payment Currency, the Administrative Agent may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Payment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify the Applicable Creditor against such loss.

(e) To the extent that any amount that is part of any calculation to be made under this Agreement or any other Loan Document (including any applicable calculation of Total Consideration) is in a currency other than Dollars, such amount shall be converted into Dollars as of the date of such calculation in the manner set forth in Section 1.4(a) for purposes of making such calculation.

(f) Determinations by the Administrative Agent pursuant to this Section 1.4 shall be conclusive absent demonstrable error.

(g) Subject to the provisions of Section 8.2, each provision in this Agreement relating to payments to be made by the Borrowers on account of principal, interest and fees which requires payment in Dollars, shall be deemed to mean (i) in the case of Loans or other amounts denominated in Dollars, payment in Dollars and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, payment in such Foreign Currency.

(h) The obligations of the Loan Parties contained in this Section 1.4 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

ARTICLE 2. The Credit Facilities.

Section 2.1. Domestic Revolving Commitments.  Prior to the Revolving Credit Termination Date, each Domestic Revolving Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (“Domestic Revolving Loans”) in Dollars to the Borrowers from time to time up to the amount of such Domestic Revolving Lender’s Domestic Revolving Commitment in effect at such time; provided, however, (i) the sum of the aggregate principal amount of Domestic Revolving Loans, Swing Loans and Domestic L/C Obligations at any time outstanding shall not exceed the sum of all Domestic Revolving Commitments in effect at such time, (ii) Domestic Revolving Loans may only be requested by Foreign Subsidiary Borrowers in connection with (x) funding Permitted Acquisitions (up to the Total Consideration thereof to the extent otherwise permitted under this Agreement) and (y) making Capital Expenditures permitted by Section 6.21(c)(ii), and (iii) the sum of the aggregate principal amount of Revolving Loans at any time outstanding with respect to Foreign Subsidiary Borrowers shall not exceed the Foreign Subsidiary Borrower Sublimit. Each Borrowing of Domestic Revolving Loans shall be made ratably by the Domestic Revolving Lenders in proportion to their respective Domestic Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrowers may elect that each Borrowing of Domestic Revolving Loans be either Base Rate Loans or Eurocurrency Loans.  Domestic Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.2. Multicurrency Revolving Commitments.  Prior to the Revolving Credit Termination Date, each Multicurrency Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (“Multicurrency Revolving Loans”) in Dollars or Foreign Currencies to the Borrowers from time to time up to the amount of such Multicurrency Lender’s Multicurrency Revolving Commitment in effect at such time; provided, however, (i) the sum of the aggregate principal Dollar amount (determined as of the most recent Revaluation Date) of Multicurrency Revolving Loans and Multicurrency L/C Obligations at any time outstanding shall not exceed the sum of all Multicurrency Revolving Commitments in effect at such time, (ii) the Dollar Equivalent of the aggregate principal amount of Multicurrency Revolving Loans denominated in a Foreign Currency shall not exceed the Foreign Currency Sublimit, (iii) Multicurrency Revolving Loans may only be requested by Foreign Subsidiary Borrowers in connection with (x) funding Permitted Acquisitions (up to the Total Consideration thereof to the extent otherwise permitted under this Agreement) and (y) making Capital Expenditures permitted by Section 6.21(c)(ii), and (iv) the sum of the aggregate principal amount of Revolving Loans at any time outstanding with respect to Foreign Subsidiary Borrowers shall not exceed the Foreign Subsidiary Borrower Sublimit. Each Borrowing of Multicurrency Revolving Loans shall be made ratably by the Multicurrency Lenders in proportion to their respective Multicurrency Revolver Percentages. Multicurrency Revolving Loans may only consist of Eurocurrency Loans. Multicurrency Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3. Letters of Credit.  (a)  General Terms

(i) Domestic Letters of Credit.  Subject to the terms and conditions hereof and the customary requirements of the L/C Issuer, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (as a credit enhancement for Indebtedness of the Loan Parties) in Dollars (each a “Domestic Letter of Credit”) for the Borrowers’ account in an aggregate undrawn face amount up to the Domestic L/C Sublimit; provided, however, (i) the sum of the aggregate undrawn face amount of Domestic Letters of Credit and Multicurrency Letters of Credit shall not exceed the L/C Sublimit and (ii) the sum of the Domestic Revolving Loans, Swing Loans and Domestic L/C Obligations at any time outstanding shall not exceed the sum of all Domestic Revolving Credit Commitments in effect at such time. Each Domestic Revolving Lender shall be obligated to reimburse the L/C Issuer for such Domestic Revolving Lender’s Domestic Revolver Percentage of the amount of each drawing under a Domestic Letter of Credit not reimbursed by the Borrowers and, accordingly, each Domestic Letter of Credit shall constitute usage of the Domestic Revolving Commitment of each Domestic Revolving Lender pro rata in an amount equal to its Domestic Revolver Percentage of the Domestic L/C Obligations then outstanding.

(ii) Multicurrency Letters of Credit.  Subject to the terms and conditions hereof and the customary requirements of the L/C Issuer, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (as a credit enhancement for Indebtedness of the Loan Parties) in Dollars and Foreign Currencies (each a “Multicurrency Letter of Credit”) for the Borrowers’ account in an aggregate undrawn face amount up to the Multicurrency L/C Sublimit; provided, however, (i) the sum of the aggregate undrawn face amount of Domestic Letters of Credit and Multicurrency Letters of Credit shall not exceed the L/C Sublimit and (ii) the sum of the Multicurrency Revolving Loans and Multicurrency L/C Obligations at any time outstanding shall not exceed the sum of all Multicurrency Revolving Credit Commitments in effect at such time. Each Multicurrency Lender shall be obligated to reimburse the L/C Issuer for such Multicurrency Lender’s Multicurrency Revolver Percentage of the amount of each drawing under a Multicurrency Letter of Credit not reimbursed by the Borrowers and, accordingly, each Multicurrency Letter of Credit shall constitute usage of the Multicurrency Revolving Commitment of each Multicurrency Lender pro rata in an amount equal to its Multicurrency Revolver Percentage of the Multicurrency L/C Obligations then outstanding.

(b) Applications.  Subject to Section 2.3(a), at any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of any Borrower, issue one or more Letters of Credit, in form and substance acceptable to the L/C Issuer, with expiration dates no later than the date which is the earlier of  (x) twelve (12) months from the date of issuance (or which are cancelable not later than twelve (12) months from the date of issuance and each renewal) or (y) thirty (30) days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”).  Notwithstanding anything contained in any Application to the contrary: (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b), and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrowers’ obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrowers hereby promise to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of two percent (2.0%) plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed).  Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3).

(c) The Reimbursement Obligations.  Subject to Section 2.3(b), the obligation of the Borrowers to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit (to the extent such Application does not conflict with this Agreement) and this Agreement, except that reimbursement shall be made by no later than 12:00 Noon (Eastern time) on the date when each drawing is to be paid if the Borrowing Agent has been informed of such drawing by the L/C Issuer on or before 11:30 a.m.  (Eastern time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrowing Agent after 11:30 a.m.  (Eastern time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office as the Administrative Agent may designate in writing to the Borrowing Agent, and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds.  If the Borrowers do not make any such reimbursement payment on the date due and the applicable Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below.  In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Lender, the Borrowers agree that, notwithstanding any provision of any Application, their obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, set-off, defense or other right the Borrowers may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or the L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or the L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit; provided, that the Administrative Agent’s or the L/C Issuer’s determination that documents presented under the Letter of Credit comply with the terms thereof did not constitute gross negligence or willful misconduct of the Administrative Agent or the L/C Issuer; or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or the L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrowers’ obligations hereunder or under an Application.

(d) The Participating Interests.

(i) Each Domestic Revolving Lender (other than the Lender acting as the L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Domestic Revolving Lender (a “Domestic Participating Lender”), an undivided participating interest (a “Domestic Participating Interest”) to the extent of its Domestic Revolver Percentage in each Domestic Letter of Credit issued by, and each Reimbursement Obligation with respect to each Domestic Letter of Credit owed to, the L/C Issuer. Upon the Borrowers’ failure to pay any Reimbursement Obligation with respect to any Domestic Letter of Credit on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrowers or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation with respect to any Domestic Letter of Credit, each Domestic Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m.  (Eastern time), or not later than 1:00 p.m.  (Eastern time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Domestic Participating Lender’s Domestic Revolver Percentage of such unpaid Reimbursement Obligation with respect to its Domestic Participating Interest together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Domestic Participating Lender at a rate per annum equal to: (i) from the date the L/C Issuer made the related payment to the date two (2) Business Days after payment by such Domestic Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Domestic Participating Lender to the date such payment is made by such Domestic Participating Lender, the Base Rate in effect for each such day.  Each such Domestic Participating Lender shall, after making its appropriate payment, be entitled to receive its Domestic Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Domestic Revolver Percentage thereof as a Lender hereunder.

(ii)  Each Multicurrency Lender (other than the Lender acting as the L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Multicurrency Lender (a “Multicurrency Participating Lender”), an undivided participating interest (a “Multicurrency Participating Interest”) to the extent of its Multicurrency Revolver Percentage in each Multicurrency Letter of Credit issued by, and each Reimbursement Obligation with respect to each Multicurrency Letter of Credit owed to, the L/C Issuer.  Upon the Borrowers’ failure to pay any Reimbursement Obligation with respect to any Multicurrency Letter of Credit on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrowers or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation with respect to any Multicurrency Letter of Credit, each Multicurrency Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m.  (Eastern time), or not later than 1:00 p.m.  (Eastern time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Multicurrency Participating Lender’s Multicurrency Revolver Percentage of such unpaid Reimbursement Obligation with respect to its Multicurrency Participating Interest together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Multicurrency Participating Lender at a rate per annum equal to: (i) from the date the L/C Issuer made the related payment to the date two (2) Business Days after payment by such Multicurrency Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Multicurrency Participating Lender to the date such payment is made by such Multicurrency Participating Lender, the Base Rate in effect for each such day.  Each such Multicurrency Participating Lender shall, after making its appropriate payment, be entitled to receive its Multicurrency Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Multicurrency Revolver Percentage thereof as a Lender hereunder.

(iii) The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrowers, the L/C Issuer, the Administrative Agent, any Lender or any other Person.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification.  The Domestic Participating Lenders and the Multicurrency Participating Lenders shall, to the extent not reimbursed by the Borrowers, and to the extent of their respective Domestic Revolver Percentages and Multicurrency Revolver Percentages, as applicable, indemnify the L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Domestic Letter of Credit or any Multicurrency Letter of Credit, as applicable, issued by it.  The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit.  The Borrowing Agent shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent (or such lesser notice as the Administrative Agent and the L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement.  The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.

Section 2.4. Applicable Interest Rates.  (a)  Base Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurocurrency Loan until maturity (whether by acceleration or otherwise) or date of repayment at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each month and at maturity (whether by acceleration or otherwise).

(b) Eurocurrency Loans.  Each Eurocurrency Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

(c) Default Rate.  While any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by them at a rate per annum equal to:

(i) for any Base Rate Loan, the sum of two percent (2.0%) per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and

(ii) for any Eurocurrency Loan, the sum of two percent (2.0%) per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2.0%) plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section shall be made at the election of the Administrative Agent or the Required Lenders, with written notice to the Borrowing Agent.  While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent or the Required Lenders.

(d) Rate Determinations.  The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5. Manner of Borrowing Loans and Designating Applicable Interest Rates.  (a) Notice to the Administrative Agent.  The Borrowing Agent shall give written notice to the Administrative Agent by no later than 10:00 a.m.  (Eastern time): (i) at least three (3) Business Days before the date on which the Borrowers request the Lenders to advance a Borrowing of Eurocurrency Loans in Dollars and (ii) on the date the Borrowers request the Lenders to advance a Borrowing of Base Rate Loans and (iii) at least four (4) Business Days before the date on which the Borrowers request the Lenders to advance a Revolving Loan in a Foreign Currency.  The Loans included in each Borrowing shall bear interest initially at the Type of rate specified in such notice.  Thereafter, the Borrowers may from time to time elect to change or continue the Type of interest rate borne by each Borrowing or, subject to Section 2.6, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto, the Borrowers may continue part or all of such Borrowing as Eurocurrency Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrowers may convert all or part of such Borrowing into Eurocurrency Loans for an Interest Period or Interest Periods specified by the Borrowers.  The Borrowing Agent shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telecopy (which notice shall be irrevocable once given), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other written form acceptable to the Administrative Agent.  Notice of the continuation of a Borrowing of Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurocurrency Loans must be given by no later than 10:00 a.m.  (Eastern time) at least three (3) Business Days before the date of the requested continuation or conversion.  All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the Type of Loans to comprise such new, continued or converted Borrowing, whether such new Borrowing shall consist of Domestic Revolving Loans or Multicurrency Revolving Loans, and, if such Borrowing is to be comprised of Eurocurrency Loans, the Interest Period applicable thereto.  The Borrowers agree that the Administrative Agent may rely on any such telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrowers hereby indemnify the Administrative Agent from any liability or loss ensuing from such reliance). The Borrowing Agent shall not give any notice required by this Section 2.5(a) (or any change thereto) by telephonic request; provided, that, if the Borrowing Agent makes any such telephonic request or change and any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders.  The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrowing Agent received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurocurrency Loans, the Administrative Agent shall give notice to the Borrowing Agent and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrowers’ Failure to Notify; Automatic Continuations and Conversions.  If the Borrowers fail to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurocurrency Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurocurrency Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.  In the event the Borrowers fail to give notice pursuant to Section 2.5(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m.  (Eastern time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans (or, at the option of the Administrative Agent, under the Swing Line) under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans.  Not later than 1:00 p.m.  (Eastern time) on the date of any requested advance of a new Borrowing, subject to Article 3, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Cincinnati, Ohio or such other office from time to time designated by the Administrative Agent.  The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrowers at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office from time to time designated by the Administrative Agent.

(e) Administrative Agent Reliance on Lender Funding.  Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m.  (Eastern time on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrowers the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrowers attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrowers and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrowers will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 so that the Borrowers will have no liability under such Section with respect to such payment.

Section 2.6. Minimum Borrowing Amounts; Maximum Eurocurrency Loans.  Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $100,000 or such greater amount that is an integral multiple of $50,000.  Each Borrowing of Eurocurrency Loans advanced, continued or converted under a Credit shall be in an amount equal to $100,000 or such greater amount that is an integral multiple of $50,000.  Without the Administrative Agent’s consent, there shall not be more than seven (7) Borrowings of Eurocurrency Loans outstanding at any one time.

Section 2.7. Maturity of Loans.  (a) [Intentionally Omitted].

(b) Revolving Loans.  The principal amount of each Revolving Loan, shall mature and become due and payable by the Borrowers on the Revolving Credit Termination Date.

Section 2.8. Prepayments.  (a) Voluntary.  The Borrowers may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of Eurocurrency Loans at any time upon three (3) Business Days prior notice by the Borrowing Agent to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrowing Agent to the Administrative Agent no later than 10:00 a.m.  (Eastern time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurocurrency Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, the Borrowers may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans, in a principal amount less than $500,000, (ii) if such Borrowing is of Eurocurrency Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding.

(b) Mandatory.  (i) If the Borrowers or any of their respective Subsidiaries shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $10,000,000 individually or on a cumulative basis in any fiscal year of the Borrowers, then (x) the Borrowing Agent shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by such Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by such Borrowers or such Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrowers shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of the amount of all such Net Cash Proceeds in excess of $10,000,000; provided, that in the case of each Disposition and Event of Loss, if the Borrowing Agent states in its notice of such event that the applicable Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within twelve (12) months of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in similar like-kind assets or a restoration or repair of the Property subject to such Event of Loss, then the applicable Borrower or the applicable Subsidiary shall deliver the Net Cash Proceeds to the Administrative Agent to be applied to the Revolving Loan and the Administrative Agent may, in its sole discretion, establish a reserve against available funds for borrowing purposes under the Revolving Loan for such amount, until such time as such Net Cash Proceeds have been reborrowed to effect such restoration or repair or applied to other Obligations as set forth herein. If the applicable Borrower or the applicable Subsidiary has delivered such Net Cash Proceeds to the Administrative Agent, such Borrower or Subsidiary may, so long as no Default or Event of Default then exists, reborrow such Net Cash Proceeds for investment or reinvestment so long as such Net Cash Proceeds are actually invested or reinvested as described in the Borrowing Agent’s notice within such twelve (12) month period and otherwise in accordance with the provisions of the applicable Loan Documents (including, without limitation, any requirements specifically set forth in the Mortgages).  Promptly after the end of such twelve (12) month period, the Borrowing Agent shall notify the Administrative Agent whether such Borrower or such Subsidiary intends to invest or reinvest such Net Cash Proceeds as described in the Borrowing Agent’s notice, and to the extent such Net Cash Proceeds are not to be so invested or reinvested, the Administrative Agent shall release any applicable reserve in the amount of such Net Cash Proceeds not so invested or reinvested.  The amount of each such prepayment shall be applied first to the Revolving Loans until paid in full and then to the Swing Loans.  To the extent that the Administrative Agent directly receives any Net Cash Proceeds resulting from an Event of Loss, the Administrative Agent shall apply the amount of such Net Cash Proceeds to the Obligations as outlined in this Section 2.8(b).

(ii) On any Revaluation Date, if the aggregate principal amount of outstanding Multicurrency Revolving Loans shall exceed an amount equal to 105% of the Multicurrency Revolving Commitments, the Borrowers shall immediately repay such Multicurrency Revolving Loans in an amount sufficient to reduce such aggregate principal amount as of such date of payment to an amount not to exceed 100% of the Multicurrency Revolving Commitments (such repayment to be applied as set forth in Section 2.9).

(iii) [Intentionally Omitted]

(iv) The Borrowers shall, on each date the Domestic Revolving Credit Commitments or the Multicurrency Revolving Commitments, as applicable, are reduced pursuant to Section 2.10, prepay the Revolving Loans and Swing Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Domestic Revolving Credit Commitments or the Multicurrency Revolving Commitment, as applicable, have been so reduced.

(v) Unless the Borrowers otherwise direct, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurocurrency Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Swing Loans or Eurocurrency Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1.  Each prefunding of L/C Obligations shall be made in accordance with Section 7.4.

(c) The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrowing Agent, and in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the inverse order of maturity.

Section 2.9. Place and Application of Payments.  All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement and the other Loan Documents, shall be made by the Borrowers to the Administrative Agent by no later than 12:00 Noon (Eastern time) on the due date thereof at the office of the Administrative Agent in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrowers) for the benefit of the Lender or Lenders entitled thereto.  Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein or in any other Loan Document to the contrary notwithstanding, but subject to the sharing provisions among Lenders in Section 10.26, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Secured Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs, fees  and expenses incurred by the Administrative Agent, and any agent or security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs, fees  and expenses of a character which the Borrowers have agreed to pay the Administrative Agent under Section 10.13 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of all interest on, then principal of, the Swing Loans until paid in full;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of (i) principal on the Loans (other than Swing Loans), (ii) unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 (until the Administrative Agent is holding an amount of cash equal to one hundred three percent (103%) of the then outstanding amount of all such L/C Obligations), (iii) Hedging Liability, (iv) Funds Transfer and Deposit Account Liability, and (v) Documentary Letter of Credit Obligations, the aggregate amount paid to, or held as collateral security for the applicable Secured Parties to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e) fifth, to the payment of all other unpaid Secured Obligations and all other indebtedness, obligations, and liabilities of the Borrowers and their respective Subsidiaries due the Secured Parties secured by the Collateral Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f) sixth, to the Borrowers or as otherwise directed by a court of competent jurisdiction.

Subject to the sharing provisions among Lenders under Section 10.26, to the extent that any such payments, collections and proceeds of Collateral are received from a Loan Party or in respect of Collateral of a Loan Party that is obligated for only a portion of the Secured Obligations in accordance with Section 2.17(b), such payments, collections and proceeds of Collateral shall be applied in accordance with the foregoing order or priority solely to those outstanding amounts (and the holders thereof) in each such clause for which such Loan Party is obligated.

Section 2.10. Voluntary Commitment Terminations.  The Borrowers shall have the right at any time and from time to time, upon three (3) Business Days prior written notice to the Administrative Agent, to terminate the Domestic Revolving Commitments or the Multicurrency Revolving Commitments in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 or any greater amount that is an integral multiple of $100,000 and (ii) allocated ratably among the Domestic Revolving Lenders and Multicurrency Lenders, as applicable, in proportion to their respective Domestic Revolver Percentages and Multicurrency Revolver Percentages, as applicable; provided, that (i) the Domestic Revolving Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Domestic Revolving Loans, Swing Loans and Domestic L/C Obligations then outstanding and (ii) the Multicurrency Revolving Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Multicurrency Revolving Loans and Multicurrency L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or the Foreign Subsidiary Borrower Sublimit then in effect shall reduce the L/C Sublimit or the Foreign Subsidiary Borrower Sublimit, as applicable, by a like amount.  Any termination of the Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount.  The Administrative Agent shall give prompt notice to each Lender of any such termination of the Domestic Revolving Commitments or the Multicurrency Revolving Commitments.  Any termination of the Commitments pursuant to this Section 2.10 may not be reinstated.

Section 2.11. Swing Loans.  (a)  Generally.  Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender agrees to make loans to the U.S. Borrowers by way of a Domestic Revolving Loan borrowing under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, however, (i) the sum of the Domestic Revolving Loans, Swing Loans and Domestic L/C Obligations at any time outstanding shall not exceed the sum of all Domestic Revolving Commitments in effect at such time and (ii) Swing Loans shall not be made to or to benefit any Foreign Subsidiary.  The Swing Loans may be borrowed by the U.S. Borrowers from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided, that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto.  Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

(b) Interest on Swing Loans.  Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed).  Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.

(c) Requests for Swing Loans.  The Borrowing Agent shall give the Administrative Agent prior notice (which may be written or oral), no later than 12:00 p.m.  (Eastern time) on the date upon which any U.S. Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan.  All Swing Loans shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrowers on the date so requested at the offices of the Administrative Agent in Cincinnati, Ohio. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding of Swing Loans.  In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrowers (which each Borrower hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrowing Agent, request each Domestic Revolving Lender to make a Domestic Revolving Loan in the form of a Base Rate Loan in an amount equal to such Domestic Revolving Lender’s Domestic Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given.  Unless an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrowers, regardless of the existence of any other Event of Default, each Domestic Revolving Lender shall make the proceeds of its requested Domestic Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, before 12:00 Noon (Eastern time) on the Business Day following the day such notice is given.  The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations.  If any Domestic Revolving Lender refuses or otherwise fails to make a Domestic Revolving Loan when requested by the Administrative Agent pursuant to Section 2.11(d) above (because an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrowers or otherwise), such Domestic Revolving Lender will, by the time and in the manner such Domestic Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Domestic Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Domestic Revolving Loans; provided, that, the foregoing purchases shall be deemed made hereunder without any further action by such Domestic Revolving Lender or the Administrative Agent.  Each Domestic Revolving Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Domestic Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan.  The several obligations of the Domestic Revolving Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Domestic Revolving Lender may have or have had against the Borrowers, any other Lender or any other Person whatever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Domestic Revolving Commitments of any Domestic Revolving Lender, and each payment made by a Domestic Revolving Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.12. Evidence of Indebtedness.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, with respect to Eurocurrency Loans and Swing Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be (i) made available to the Borrowers within a reasonable period of time after request by Borrowing Agent of such information and (ii) be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Domestic Revolving Loans or Multicurrency Revolving Loans and referred to herein as a “Revolving Note”), or Exhibit D-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”).  In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the Revolving Credit Commitment, or Swing Line Sublimit, as applicable.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.10) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.10, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13. Fees.  (a)  Revolving Credit Commitment Fee.  The Borrowers shall pay to the Administrative Agent (i) for the ratable account of the Domestic Lenders according to their Domestic Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Domestic Revolving Commitments and (ii) for the ratable account of the Multicurrency Lenders according to their Multicurrency Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Multicurrency Revolving Commitments. Each such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Revolving Credit Termination Date, unless the Domestic Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees.  On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3, the Borrowers shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last Business Day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrowers shall pay (i) to the Administrative Agent, for the ratable benefit of the Domestic Revolving Lenders according to their Domestic Revolver Percentages a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Domestic Letters of Credit outstanding during such quarter and (ii) to the Administrative Agent, for the ratable benefit of the Multicurrency Lenders according to their Multicurrency Revolver Percentages a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Multicurrency Letters of Credit outstanding during such quarter; provided, that, while any Event of Default exists or after acceleration, such rate shall increase by two percent (2%) over the rate otherwise payable and such fee shall be paid on demand of the Administrative Agent or the Required Lenders; provided, however, that in the absence of acceleration, any rate increase pursuant to the foregoing proviso shall be made at the direction of the Administrative Agent or the Required Lenders.  In addition, the Borrowers shall pay to the L/C Issuer for its own account the L/C Issuer’s standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit.  Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

(c) Administrative Agent Fees.  The Administrative Agent shall receive, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrowers in that certain fee letter dated January 25, 2012, or as otherwise agreed to in writing between the Borrowers and the Administrative Agent.

(d) Audit Fees.  The Borrowers shall pay to the Administrative Agent for its own use and benefit reasonable charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Administrative Agent may not conduct more than two (2) such audits per calendar year and the Borrowers shall not be required to pay the Administrative Agent for more than two (2) such audits per calendar year.

Section 2.14. Account Debit.  The Borrowers hereby irrevocably authorize the Administrative Agent to charge any of the Borrowers’ deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided, that, the Borrowers acknowledge and agree that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrowers or any other Person for the Administrative Agent’s failure to do so.

Section 2.15. Incremental Credit Extensions.

(a) The Borrowers may at any time or from time to time, by notice from the Borrowing Agent to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more term loans maturing on or after the Revolving Credit Termination Date (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments or the addition of a new revolving Credit to be provided to one or more Foreign Subsidiary Borrowers (each such increase or new Revolving Credit, a “Revolving Commitment Increase”), provided that (i) at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and (ii) the Borrowers shall be in compliance with the covenants set forth in Section 6.21 determined on a pro forma basis as of the date of such Incremental Term Loan  or Revolving Commitment Increase and the last day of the most recently ended fiscal quarter (or, if no fiscal quarter cited in Section 6.21 has passed, the covenants in Section 6.21 for the first fiscal quarter cited in such Section shall be satisfied as of the last four fiscal quarters ended), in each case, as if such Incremental Term Loan or Revolving Commitment Increase had been outstanding on the last day of such fiscal quarter of the Borrowers for testing compliance therewith.  Each Incremental Term Loan and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided, that, such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases and the Incremental Term Loans shall not exceed $125,000,000.

(b) The Incremental Term Loans shall (a) rank pari passu or junior in right of payment and of security with the Revolving Loans and (b) shall be subject to standard terms and conditions applicable to terms loans to be agreed upon by the Borrowers and Lenders making such Incremental Term Loans and the Administrative Agent and which shall be set forth in the Incremental Amendment (defined below).

(c) Increases in the amount of the Revolving Credit shall be on the same terms applicable to all Lenders providing the Revolving Credit. The terms of any new Credit to be provided to a Foreign Subsidiary Borrower shall be substantially the same as those of the Revolving Credit, other than with respect to interest rates, terms with respect to Loans denominated in currencies other than Dollars, and borrowing mechanics  and operational matters. All Collateral (including any collateral securing such new Credit) shall be shared among all Lenders pursuant to customary arrangements (including the provisions of Section 10.26) and limitations that would be customary had such Incremental Term Loans and Revolving Credit Increases been included in the Agreement on the Closing Date (including with respect to adverse tax consequences).

(d) Each notice from the Borrowing Agent pursuant to this Section 2.15 shall set forth (i) the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increase and (ii) the date on which such Incremental Term Loans or Revolving Commitment Increases are requested to become effective (which shall not be less than thirty (30) Business Days nor more than sixty (60) days after the date of such notice, unless the Administrative Agent otherwise agrees).  Incremental Terms Loans may be made and Revolving Commitment Increases may be provided by any existing Lender (and each existing Lender will have the right, but not the obligation, to make a portion of any Incremental Term Loan) and each existing Lender providing the Revolving Credit will have the right to provide a portion of any Revolving Commitment Increase (pro rata in accordance with its Revolving Commitment), on terms permitted in this Section 2.15 and otherwise on terms reasonably acceptable to the Administrative Agent) and, to the extent that existing Lenders do not agree to make such Revolving Commitment Increases or to make such Incremental Term Loans, then by any other Eligible Assignee reasonably satisfactory to Borrowers (any such other Eligible Assignee being called an “Additional Lender”), provided, that, the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.10 for an assignment of Loans or Revolving Credit Commitments, as applicable, to Additional Lender.  Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Lender (other than a new Credit to be provided to a Foreign Subsidiary Borrower), an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment to, or an amendment and restatement of, this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrowers, each Lender that agrees to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent (each an “Incremental Amendment”).  An Incremental Amendment may, without the consent of any other Loan Party or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrowers, to effect the provisions of this Section 2.15.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the following: (i) the conditions set forth in Section 3.1 shall have been satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer of the Loan Parties (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 3.1 shall be deemed to refer to the effective date of such Incremental Amendment), (ii)  if requested, the Administrative Agent shall have received reaffirmation agreements, legal opinions, board resolutions and other closing certificates, documents and agreements together with such amendments and/or supplements to the Collateral Documents as the Administrative Agent shall reasonably request (including, in the case of Mortgages, mortgage amendments and date down endorsements with respect to the applicable title insurance policies) and (iii) such other conditions as the parties thereto shall agree.  The applicable Borrowers will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement.

(e) No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increase, unless it so agrees; provided, however, that each Lender shall, by notice to the Borrowing Agent and the Administrative Agent given not more than ten (10) days after the date of the Administrative Agent’s notice, either agree or decline to provide a portion of the Incremental Term Loans or Revolving Commitment Increase. In the event that, on the tenth (10th) day after the Administrative Agent shall have delivered a notice pursuant to the first sentence of Section 2.15(a), the Lenders providing the Incremental Term Loans or Revolving Commitment Increase have agreed to provide an amount less than the increase requested by the Borrowers (subject to the maximum aggregate permitted amount thereof of $125,000,000), the Borrowers may arrange through Fifth Third Bank for one or more Additional Lenders to provide the difference; provided, however, that each such Additional Lender shall be an Eligible Assignee, and the Borrowers and each Additional Lender shall execute such documentation as the Administrative Agent shall reasonably request to evidence its commitment of the Incremental term Loan or Revolving Credit Commitment. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.15, if the increase relates to the Revolving Credit, (i) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans and (ii) if, on the date of such increase, there are any Revolving Loans under the Revolving Credit outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 8.1, in the case of each of clauses (i) and (ii) such that, after giving effect to each such deemed assignment and assumption of participations and prepayment and making of Revolving Loans, the percentage of the aggregate outstanding (x) participations hereunder in Letters of Credit, (y) participations hereunder in Swing Loans and (z) Revolving Loans held by each Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(f) This Section 2.15 shall supersede any provisions in Section 10.7 or 10.11 to the contrary other than clause (i) and clause (ii)(B)-(H) thereof; provided, that, Sections 2.9 and 10.11 and the definition of Required Lenders may be amended to permit Lenders providing Incremental Term Loans and Revolving Commitment Increases to share ratably in the benefits of this Agreement and the other Loan Documents and address matters relating to a specific tranche, and the reallocation of Commitments and Loans described in clause (e) above shall supersede the provisions of clause 10.11(ii)(H).  Such amendment shall be effected in such a manner as to preserve pro rata sharing and voting among Lenders in each tranche and across tranches (other than with respect to Loans borrowed or prepaid at the option of the applicable Borrower, or Letter of Credit requested, if applicable, under a specific tranche).

Section 2.16. Defaulting Lenders.  (a)  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.14 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16(d); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16(d); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate pro rata share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee, payable pursuant to Section 2.13(a), for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees pursuant to Section 2.13(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16(d).

(C) With respect to any fees described in Section 2.13(b) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.1 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans of any Non-Defaulting Lender, plus such Non-Defaulting Lender’s participation in L/C Obligations and Swing Loans to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.16(d).

(b) Defaulting Lender Cure.  If the Borrowers, the Administrative Agent and each Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest.  The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16(d) or Section 2.16(a) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, that, subject to Section 2.16(a) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and; provided, further, that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.17. Subsidiary Borrowers.

(a) Joint and Several Obligations.  Except as otherwise provided in this Section 2.17 with respect to Foreign Subsidiary Borrowers, including, without limitation, Section 2.17(b), all Loans and Letters of Credit, upon funding or issuance, shall be deemed to be jointly funded to and received by the Borrowers.  Each Borrower (other than Foreign Subsidiary Borrowers) is jointly and severally liable under this Agreement for all Secured Obligations, regardless of the manner or amount in which proceeds of Loans or Letters of Credit are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which the Administrative Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records.  Each such Borrower (other than Foreign Subsidiary Borrowers) shall be liable for all amounts due to the Administrative Agent and/or any Lender from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which the Administrative Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each such Borrower’s Secured Obligations shall be separate and distinct obligations, but all such Secured Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Administrative Agent and each Lender that the joint and several liability of each such Borrower (other than Foreign Subsidiary Borrowers) is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower.  Each such Borrower’s Secured Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Secured Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Secured Obligations of any other Borrower, (ii) the absence of any attempt to collect the Secured Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by the Administrative Agent and/or any Lender with respect to any provision of any instrument evidencing the Secured Obligations of any other Borrower, or any part thereof, or any other agreement executed as of the Closing Date or thereafter executed by any other Borrower and delivered to the Administrative Agent and/or any Lender, (iv) the failure by the Administrative Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Secured Obligations of any other Borrower, (v) the Administrative Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code (of the application of Section 1111(b)(2) of the Bankruptcy Code), (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Administrative Agent’s and/or any Lender’s claim(s) for the repayment of the Secured Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to such Borrower’s Secured Obligations arising as a result of the joint and several liability of the Borrowers (other than Foreign Subsidiary Borrowers) hereunder with respect to any Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Secured Obligations shall have been paid in full in cash (other than unasserted contingent indemnification obligations) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent and/or any Lender had as of the Closing Date or may have thereafter against any other Borrower, any endorser or any guarantor of all or any part of the Secured Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent and/or any Lender to secure payment of the Secured Obligations or any other liability of any Borrower to the Administrative Agent and/or any Lender. Upon any Event of Default, the Administrative Agent may proceed directly and at once, without notice, against any such Borrower to collect and recover the full amount, or any portion of the Secured Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Secured Obligations. Each such Borrower consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Secured Obligations.

(b) Limited Liability of Foreign Subsidiary Borrowers.  The Secured Obligations of each Foreign Subsidiary Borrower shall be joint and several only with respect to the Secured Obligations of each other Foreign Subsidiary Borrower (if any) in the manner provided in Section 2.17(a) and shall not be joint and several with the Secured Obligations of any U.S. Borrower.  Notwithstanding the provisions of Section 2.17(a) or the foregoing, to the extent that the laws of any applicable jurisdiction, the Agreed Security Principles and/or the Agreed Guaranty Principles do not permit the joint and several liability of any Foreign Subsidiary Borrower with any other Borrower or do not permit such liability without material adverse tax consequences to any Borrower, (i) the Secured Obligations of such Foreign Subsidiary Borrower under this Agreement and the other Loan Documents shall be several, not joint and several with such Borrower, (ii) such Foreign Subsidiary Borrower shall only be liable with respect to Loans or other extensions of credit made to or for the account of such Foreign Subsidiary Borrower and any other Foreign Subsidiary Borrowers to which the restrictions in this clause (b) do not apply, and (iii) in no event shall such Foreign Subsidiary Borrower have any liability with respect to any Loans made to, or Letters of Credit or other extensions of credit for the account of, any other Borrower.

(c) Additional Borrowers.  Except with respect to any Foreign Subsidiary funded in accordance with Section 6.15(f)(iii), any non-Wholly-Owned Subsidiary or Joint Venture funded in accordance with Section 6.15(f)(v)-(viii), as applicable, or any Immaterial Subsidiary, if the Loan Parties determine to (i) form or acquire a new Domestic Subsidiary after the Closing Date and the Administrative Agent notifies the Borrowers that it has determined that such Domestic Subsidiary should become a Borrower based on the nature of its business activities rather than a Guarantor in accordance with Section 4.4 or (ii) form or acquire a new Foreign Subsidiary or designate an existing Foreign Subsidiary as a Foreign Subsidiary Borrower for purposes of consummating a Permitted Acquisition that is a Foreign Acquisition in accordance with the terms of this Agreement, the Borrowers shall not form or acquire or designate such Subsidiary and shall cause such Subsidiary not to be so formed or acquired or designated unless such Subsidiary shall (A) agree to be bound by the terms of this Agreement as a “Borrower” or a “Foreign Subsidiary Borrower”, as applicable, pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, (B) comply with the requirements of Article 4, and (C) if requested, deliver to the Administrative Agent such reaffirmation agreements, legal opinions, board resolutions and other closing certificates, documents and agreements together with such amendments and/or supplements to the Collateral Documents as the Administrative Agent shall reasonably request (including, in the case of Mortgages, mortgage amendments and date down endorsements with respect to the applicable title insurance policies) to ensure that such Subsidiary shall be a Borrower and if applicable a Foreign Subsidiary Borrower hereunder subject to the terms of, and as to which the Administrative Agent and the Lenders shall have the benefits intended to be granted under, this Agreement and the other applicable Loan Documents and (D) satisfy such other conditions as the Loan Parties and the Administrative Agent shall agree.  Without limiting the foregoing, the Borrowers shall provide the Administrative Agent with as much advance notice and information as reasonably possible prior to the formation or designation of a Foreign Subsidiary that is proposed to be a Foreign Subsidiary Borrower to enable the Administrative Agent and the Lenders to determine whether the Administrative Agent and each Lender is able to establish and maintain a borrowing relationship with such Foreign Subsidiary on a secured basis in accordance with this Agreement and the other Loan Documents under all applicable laws, rules or regulations of any applicable Governmental Authority.  The Borrowers acknowledge that due to Legal Requirements imposed by such Governmental Authorities applicable to the Administrative Agent or any Lender, the Administrative Agent or any such Lender may be restricted from establishing or maintaining a borrowing relationship with such Foreign Subsidiary, and/or may not be able to establish or maintain such relationship without incurring liability of the type described in Article 8 and Section 10.1 (such Legal Requirements and liability the “Lending Limitations”).  In no event shall the Administrative Agent or any Lender be obligated to make, or be deemed a Defaulting Lender for any failure to make, loans or other financial accommodations to such Foreign Subsidiary due to any Lending Limitation imposed upon the Administrative Agent or such Lender without the express written agreement of the Administrative Agent or such Lender.  The Borrowers agree to make changes relating to the formation of such Foreign Subsidiary or the structure or consummation of the proposed Foreign Acquisition reasonably requested by the Administrative Agent to facilitate the establishment or maintenance of a borrowing relationship with such Foreign Subsidiary or the making of loans or other financial accommodations to such Foreign Subsidiary on a secured basis in accordance with this Agreement and the other Loan Documents. In connection with the formation or designation of any Foreign Subsidiary Borrower, the Administrative Agent, with the consent of each Lender that is permitted to make loans or other financial accommodations to such Foreign Subsidiary Borrower and no other Lender (or if fewer, the Required Lenders), may make such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to comply with or document the laws, rules or regulations of any applicable Governmental Authority relating to the establishment or maintenance of a borrowing relationship with, or the making of any Loan or other financial accommodation to, any Foreign Subsidiary Borrower. This Section 2.17 shall supersede any provisions of Section 10.11 to the contrary other than clauses (i) and (ii) thereof. Upon satisfaction of the conditions set forth in this Section 2.17(c) and, if applicable, Sections 2.15 and 2.18, and confirmation from Lenders with unused Commitments sufficient to fund the Loans and Letters of Credit requested by such Foreign Subsidiary Borrower, that such Lenders do not have Lending Limitations with respect to such Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall be a Borrower hereunder and such Lenders shall have commitments to lend to such Borrower in accordance with the terms of this Agreement.

(d) Borrowing Agent. Each of the other Borrowers irrevocably appoints the Primary Borrower (the “Borrowing Agent”) as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any  of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Borrowing Agent, whether or not any of the other Borrowers join therein, and the Administrative Agent and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Borrowing Agent under this Section 2.17(d); provided, that, nothing in this Section 2.17(d) shall limit the effectiveness of, or the right of the Administrative Agent and the Lenders to rely upon, any notice (including without limitation a Borrowing request or other request for any credit extension or notices of conversion or continuation of Loans), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

Section 2.18. Reallocation of Tranches.

(a)  If (i) the Borrowers propose to consummate a Foreign Acquisition that is a Permitted Acquisition in accordance with the terms of this Agreement, (ii) Lenders (the “Accepting Lenders”) with sufficient Revolving Credit Commitments are able to provide all Revolving Loans and participate in Letters of Credit, if any, requested or anticipated to be requested by the applicable Foreign Subsidiary Borrower in connection with such Foreign Acquisition and the on-going operation of the applicable Acquired Business in accordance with this Agreement, and (iii) one or more Lenders (the “Rejecting Lenders”) are not able in accordance with Section 2.17(c) to provide Revolving Loans to such Foreign Subsidiary Borrower in connection with such Foreign Acquisition, then, upon notice from the Administrative Agent to the Administrative Borrower and each Lender, the Revolving Credit Commitments and the outstanding Revolving Loans shall be reallocated (without change in the aggregate amount thereof) among two or more separate tranches, each with the same terms applicable to the Revolving Credit Commitments and Revolving Loans immediately prior to such reallocation, such that (x) the Rejecting Lenders shall not have any Commitment to provide Revolving Loans or participate in Letters of Credit requested by such Foreign Subsidiary Borrower or receive any payment in respect thereof (other than in connection with a Sharing Event), and (y) Accepting Lenders with sufficient Commitments to provide all Revolving Loans and participate in Letters of Credit, if any, requested or anticipated to be requested by the applicable Foreign Subsidiary Borrower shall be Lenders in a tranche in which such Foreign Subsidiary Borrower is a Borrower.

(b) If (i) the Borrowers request that the Lenders provide additional commitments to make Revolving Loans in a Foreign Currency or establish increased or additional sublimits to support Letters of Credit approved in the discretion of the L/C Issuer without an increase in the aggregate Revolving Credit Commitments and (ii) Accepting Lenders with sufficient Revolving Credit Commitments are able to provide all such Revolving Loans or support such Letters of Credit, then, upon notice from the Administrative Agent to the Administrative Borrower and each Lender, the Revolving Credit Commitments and the outstanding Revolving Loans shall be reallocated (without change in the aggregate amount thereof) among two or more tranches, each with the same terms applicable to the Revolving Credit Commitments and Revolving Loans immediately prior to such reallocation (other than an increase in the amount of Revolving Loans in a Foreign Currency permitted to be borrowed or Letters of Credit permitted to be issued), such that Accepting Lenders with sufficient Commitments to fund such Revolving Loans or support such Letters of Credit shall be Lenders in one or more tranches in which Revolving Loans in a Foreign Currency or Letters of Credit may be requested.

(c) Each reallocation of the  Revolving Credit Commitments and the outstanding Revolving Loans described in this Section 2.18 shall be effected by the Administrative Agent in such a manner as to preserve (following such reallocation) pro rata sharing and voting among Lenders in each tranche and across tranches (other than with respect to Revolving Loans borrowed or prepaid at the option of the applicable Borrower, or Letters of Credit requested, under a specified tranche).

(d) Each reallocation described in this Section 2.18 shall be documented pursuant to an amendment to, or an amendment and restatement of, this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrowers, each Accepting Lender, and the Administrative Agent (each a “Foreign Subsidiary Borrower Amendment”).  A Foreign Subsidiary Borrower Amendment may, without the consent of any other Loan Party or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrowers, to effect the provisions of this Section 2.18, including assignments and participations among Lenders of the type described in Section 2.15(e).  The effectiveness of any Foreign Subsidiary Borrower Amendment shall be subject to the consummation of the applicable Foreign Acquisition in accordance with the terms of this Agreement.  This Section 2.18 shall supersede any provisions of Section 10.11 to the contrary other than clauses (i) and (ii) thereof; provided, that, Sections 2.9 and 10.11 and the definition of Required Lenders may be amended to address matters relating to a specific tranche and to effect pro rata sharing as described in clause (c) above and this clause (d).

(e) Without limiting the provisions of Section 2.15, the Administrative Agent may effect any reallocation described in this Section 2.18 in connection with any Revolving Commitment Increase thereunder.

ARTICLE 3. Conditions Precedent.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 3.1. All Credit Events.  At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date and except to the extent any such representation or warranty itself is qualified by “materiality,” “Material Adverse Effect” or a similar qualifier in which case such representation or warranty shall be true and correct in all respects;

(b) each Loan Party shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) after giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations under this Agreement shall not exceed the aggregate Revolving Credit Commitments;

(d) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.5, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application together with any fees called for by Section 2.13, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees called for by Section 2.13; and

(e) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; provided, that, any such order, judgment, decree, law or regulation shall not entitle any Lender that is not affected thereby to not honor its obligation hereunder to advance, continue or convert any Loan or, in the case of the L/C Issuer, to extend the expiration date of or increase the amount of any Letter of Credit hereunder.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Loan Parties on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section 3.1.

Section 3.2. Initial Credit Event.  Before or concurrently with the initial Credit Event:

(a) Collateral Documents.  The Administrative Agent shall have received the Mortgages in recordable form and otherwise in form and substance satisfactory to the Administrative Agent and Lenders duly executed by the applicable Loan Parties, the Guaranty and Security Agreement and the other Collateral Documents duly executed by the applicable Loan Parties, together with (i) UCC financing statements to be filed against each Loan Party, as debtor, in favor of the Administrative Agent, as secured party, (ii) UCC financing statements securing fixtures located on any Premises subject to the Lien of the Mortgages, to be filed against the Loan Party owning or leasing such Premises, as debtor, in favor of the Administrative Agent, as secured party, to the extent requested by the Administrative Agent, and (iii) patent, trademark, and copyright collateral agreements, to the extent requested by the Administrative Agent;

(b) Insurance. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, of insurance required to be maintained pursuant to Section 6.3(b), naming the Administrative Agent as additional insured or mortgagee and lender loss payee, as applicable;

(c) Secretary’s Certificates. The Administrative Agent shall have received copies of the certificate of formation, certificate of organization, operating agreement, articles of incorporation and bylaws, as applicable (or comparable organizational documents) of each Loan Party and any amendments thereto, certified in each instance by its secretary, assistant secretary or chief financial officer and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority;

(d) Resolutions. The Administrative Agent shall have received copies of resolutions, in form and substance satisfactory to the Administrative Agent, of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the behalf of each Loan Party, all certified in each instance by its secretary, assistant secretary or chief financial officer;

(e) Good Standing Certificates. The Administrative Agent shall have received copies of certificates of good standing, or nearest equivalent in the relevant jurisdiction, for each Loan Party (dated no earlier than thirty (30) days prior to the Closing Date) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable, and of each state in which it is qualified to do business as a foreign partnership, corporation or organization;

(f) Authorized Representatives. The Administrative Agent shall have received a list of the Borrowers’ Authorized Representatives;

(g) Fees.  The Administrative Agent shall have received for itself and for the Lenders the initial fees described in Section 2.13;

(h) Title Insurance.  The Administrative Agent shall have received fully  paid mortgagee title insurance policies (or binding commitments marked to Administrative Agent’s satisfaction to evidence the form of such policies to be delivered with respect to each Mortgage), in standard ALTA form in an amount and otherwise in form and substance acceptable to the Administrative Agent, issued by a title insurance company satisfactory to Administrative Agent (the “Title Company”), insuring the Lien of the Mortgages to be valid first priority Liens subject to no defects, objections, or exceptions except as are acceptable to the Administrative Agent, together with such endorsements as the Administrative Agent may require;

(i) Surveys.  The Administrative Agent shall have received an ALTA/ACSM Land Title Survey in form and substance acceptable to the Administrative Agent prepared by a licensed surveyor for each Premises subject to a Mortgage, which survey shall also be certified to Administrative Agent and the Title Company and shall state whether or not any portion of such property is in a federally designated special flood hazard area;

(j) Environmental Reports.  The Administrative Agent shall have received a report of an independent firm of environmental engineers acceptable to the Administrative Agent concerning the environmental hazards and matters with respect to the Premises subject to a Mortgage, together with a reliance letter thereon acceptable to the Administrative Agent;

(k) Appraisals.  The Administrative Agent shall have received an appraisal report in form and substance acceptable to the Administrative Agent prepared for the Administrative Agent by a state certified appraiser selected by the Administrative Agent, which appraisal report describes the fair market value of the Premises subject to the Mortgages and otherwise meets the requirements of applicable law for appraisals prepared for federally insured depository institutions;

(l) Flood Determinations.  The Administrative Agent shall have received a standard flood hazard determination form for each Premises subject to a Mortgage, executed by the appropriate Loan Party,  if applicable, prepared by a flood determination company selected by the Administrative Agent stating whether or not any portion of such Premises is in a federally designated special flood hazard area;

(m) Leasehold Agreements.  The Administrative Agent shall have received lease agreements, landlord’s consent agreements required by Section 4.2, and landlord’s waiver agreements required by Section 4.5, satisfactory to Agent with respect to all leased Premises;

(n) [Intentionally Omitted];

(o) Certifications.  The Administrative Agent shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Loan Parties, and the lack of material contingent liabilities of the Loan Parties;

(p) Lien Searches.  The Administrative Agent shall have received financing statement and, as appropriate, tax, judgment lien and pending lawsuit search results against the Property of the Loan Parties, evidencing the absence of Liens on their Property except for Permitted Liens;

(q) Payoff Letters; Lien Releases.  The Administrative Agent shall have received pay-off and lien release letters from secured creditors of the Loan Parties, setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Loan Parties) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements, releases of mortgages, deeds of trust, and assignments of leases and/or rents, releases of intellectual property and any other lien release instruments necessary to release Liens on the assets of the Loan Parties, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(r) No Material Adverse Change.  There has been no material adverse change in the financial condition or operations of the Loan Parties since June 30, 2011;

(s) Opinions of Counsel.  The Administrative Agent shall have received the favorable written opinions of (i) Bingham McCutchen LLP and (ii) such outside local counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent and Lenders and which shall cover such matters and agreements as the Administrative Agent shall determine, including, but not limited to, the Mortgages;

(t) Blocked Accounts.  The Administrative Agent shall have received duly executed deposit account control agreements required pursuant to Section 6.20, each in form and substance satisfactory to the Administrative Agent;

(u) Closing Certificate.  The Administrative Agent shall have received a closing certificate signed by the chief financial officer of each Loan Party dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the other Loan Documents are true and correct on and as of such date, (ii) the Loan Parties are on such date in compliance with all the terms and provisions set forth in this Agreement and the other Loan Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(v) Compliance with Laws.  The Administrative Agent shall be reasonably satisfied that each Loan Party is in material compliance with pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA, OFAC and the Patriot Act;

(w) Financial Statements.  The Administrative Agent shall have received the financial statements and projections described in Section 5.3;

(x) Third Party Waivers.  The Administrative Agent shall have received the landlord’s agreements, mortgagee agreements or bailee letters required to be delivered pursuant to Section 4.5, each in form and substance satisfactory to the Administrative Agent; and

(y) Other Documents.  The Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Notwithstanding anything to the contrary contained in this Article 3, until the Required Lenders otherwise direct the Administrative Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their pro rata share of all Loans and participate in all Swing Loans and Letters of Credit whenever made or issued, which are requested by the Borrowing Agent and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article 3, are agreed to by the Administrative Agent, provided, however, if the Administrative Agent, the L/C Issuer or the Lenders fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of the Borrowers when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of the Administrative Agent, the L/C Issuer and the Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding or issuance, nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

ARTICLE 4. The Collateral and Guaranties.

Section 4.1. Collateral.  Subject to the Agreed Security Principles, the Secured Obligations shall be secured by the Collateral pursuant to the terms of the Collateral Documents; provided, however, that: (i) the Loan Parties shall not be required to pledge the equity interests of any Foreign Subsidiary that is not owned directly by any U.S. Borrower or any of their respective Domestic Subsidiaries or cause such Foreign Subsidiary to become a Guarantor and pledge its Property to secure the Secured Obligations, except to the extent that such Foreign Subsidiary is to be a Foreign Subsidiary Borrower or directly owned by a Foreign Subsidiary Borrower or a Guarantor thereof and such Foreign Subsidiary Borrower (or Guarantor) is permitted to pledge such equity interests under the laws of its jurisdiction of formation and the jurisdiction of formation of such Foreign Subsidiary and such Foreign Subsidiary is permitted to guaranty the Secured Obligations and pledge its Property under the laws of its jurisdiction of formation, and (ii) the Collateral of each Foreign Subsidiary Borrower or Guarantor thereof shall only secure the Secured Obligations of the Foreign Subsidiary Borrowers to the extent provided in Section 2.17(b).

Section 4.2. Liens on Real Property.  Subject to the Agreed Security Principles, in the event that any Borrower or any other Loan Party owns or hereafter acquires a fee interest in any Premises valued at more than $5,000,000 which the Administrative Agent determines (on its own or at the direction of the Required Lenders) shall be subject to the Lien of a Mortgage: (a) such Borrower shall, or shall cause such other Loan Party to, execute and deliver to the Administrative Agent (or a security trustee therefor) a Mortgage acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such Premises to secure the Secured Obligations, shall pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such Mortgage, and shall supply to the Administrative Agent at the Borrowers’ cost and expense as to each Premises, a survey, environmental report, special flood hazard determination form, insurance policy (including flood insurance, if required), appraisal report, local counsel opinion and a mortgagee policy of title insurance, each of which conforms to the specifications set forth in Section 3.2, and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith, and (b) if such Premises is a leasehold interest, such Borrower shall, or shall cause such other Loan Party to, in addition to the requirements set forth in (a), at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Administrative Agent’s reasonable request, will provide evidence of having done so.  In addition, such Borrower shall, or shall cause such other Loan Party to obtain a landlord’s consent agreement from the landlord of such Premises, which agreement shall contain landlord’s consent to a leasehold Mortgage on the Premises in a form reasonably acceptable to the Administrative Agent.

Section 4.3. Guaranties.  Subject to the Agreed Guaranty Principles, the payment and performance of the Secured Obligations shall at all times be jointly and severally guaranteed by the Primary Borrower and each direct and indirect Domestic Subsidiary (other than an Immaterial Subsidiary) of the Borrowers, and each Foreign Subsidiary of a Foreign Subsidiary Borrower to the extent allowed and to the extent set forth in Section 4.1(a), pursuant to the Guaranty and Security Agreement or one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (the Guaranty and Security Agreement and such other guaranty agreements, individually a “Guaranty” and collectively the “Guaranties”); provided, that, each such Foreign Subsidiary shall only be required to guarantee the Secured Obligations to the extent provided in Section 2.17(b).

Section 4.4. Further Assurances.  The Borrowers agree that they shall, and shall cause each other Loan Party to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral or any other Property of any Loan Party intended to be subject to the Lien of the Collateral Documents.  Subject to the Agreed Guaranty Principles and the Agreed Security Principles and so long as complying with the following requirements would not result in material adverse tax consequences to any Borrower, in the event any  Borrower or any other Loan Party forms or acquires any other Subsidiary after the Closing Date (other than any Foreign Subsidiary that is not a Foreign Subsidiary Borrower or a Subsidiary of a Foreign Subsidiary Borrower, any Foreign Subsidiaries funded in accordance with Section 6.15(f)(iii), non-Wholly-Owned Subsidiaries and Joint Ventures permitted under Section 6.15(f)(v) and (vi), and Immaterial Subsidiaries but including any Subsidiary that is no longer an Immaterial Subsidiary), such Borrower or other Loan Party shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to (i) become a Borrower pursuant to Section 2.17 or execute a Guaranty and (ii) execute such Collateral Documents as the Administrative Agent (on its own or at the direction of the Required Lenders) may then reasonably require, and such Borrower or other Loan Party shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrowers’ cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith; provided, that, under no circumstance shall a Foreign Subsidiary be required to guaranty the obligations of any U.S. Borrower if it would result in any adverse tax consequences.

Section 4.5. Third Party Waivers.  If requested by the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s waiver agreement, mortgagee subordination agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any location in the United States where books and records of accounts or Collateral with a book value greater than $5,000,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.  After the Closing Date, no real property located in the United States where books and records of accounts or Collateral with a book value greater than $5,000,000 is stored or located shall be leased by any Loan Party without the prior written consent of the Administrative Agent, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location; provided, that, no such landlord agreement or bailee letter shall be required if (a) the applicable Loan Party is unable to obtain such landlord agreement or bailee letter after having used commercially reasonable efforts to do so and (b) at the discretion of the Administrative Agent, a rent reserve, satisfactory to the Administrative Agent, has been established.

Section 4.6. Release of Guaranties, Collateral, etc.  A Loan Party shall automatically be released from its obligations hereunder, under its Guaranty and the other Loan Documents to which it is a party upon (a) certification to the Administrative Agent that such Loan Party, individually and together with all other Immaterial Subsidiaries, is an Immaterial Subsidiary or (b) the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Subsidiary.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

ARTICLE 5. Representations and Warranties.

Each Borrower represents and warrants to each Lender and the Administrative Agent, and agrees, that:

Section 5.1. Organization and Qualification.  Each Loan Party and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as listed on Schedule 5.1, (b) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (c) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification as listed on Schedule 5.1, except where the failure to be so qualified and in good standing could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2. Authority and Enforceability.  Each Loan Party has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Loan Party, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary, if any, has full right and authority to enter into the Loan Documents executed by it, to guarantee the Secured Obligations to the extent obligated to do so by this Agreement, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by such Loan Party have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by such Loan Party or any of its Subsidiaries of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the such Loan Party or any of its Subsidiaries or any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of such Loan Party, (b) contravene or constitute a default under any Contractual Obligation of or affecting such Loan Party or any of its Subsidiaries or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) result in the creation or imposition of any Lien on any Property of such Loan Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents or (d) violate any material law.

Section 5.3. Financial Reports.  The audited consolidated financial statements of the Primary Borrower and its Subsidiaries as at June 30, 2011, and the unaudited interim consolidated financial statements of the Primary Borrower and its Subsidiaries as at December 31, 2011, for the six months then ended, heretofore furnished to the Administrative Agent, fairly and adequately present the consolidated financial condition of the Primary Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  Neither any Loan Party nor any of their respective Subsidiaries has contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1.

Section 5.4. No Material Adverse Change.  Since June 30, 2011, there has been no change in the financial condition or operations of the Loan Parties and their respective Subsidiaries taken as a whole, except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.5. Litigation and Other Controversies.  Except as disclosed on Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties or their respective Subsidiaries, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority against any Loan Party or against any of their properties or revenues that could reasonably be expected to have a Material Adverse Effect.

Section 5.6. True and Complete Disclosure.  All information furnished by or on behalf of the Loan Parties in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in light of the circumstances under which such information was provided; provided, that, with respect to projected financial information furnished by or on behalf of the Loan Parties or any of their respective Subsidiaries, such Loan Party only represents and warrants that such information is prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.7. Use of Proceeds; Margin Stock.  All proceeds of the Revolving Loans and Swing Loans shall be used by the Borrowers (i) to repay the existing indebtedness of the Borrowers on the Closing Date and (ii) for working capital purposes and other general corporate purposes (including to finance Permitted Acquisitions) of the Borrowers and their respective Subsidiaries in accordance with the terms of this Agreement.  No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrowers or any of their respective Subsidiaries to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations.  Except as set forth on Schedule 5.7, no Borrower and no Subsidiary of any Borrower owns any Margin Stock.

Section 5.8. Taxes.  Except as set forth on Schedule 5.8, each Loan Party has timely filed or caused to be timely filed all tax returns required to be filed by such Loan Party and any of its Subsidiaries, except where failure to so file could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each Loan Party and each of its Subsidiaries has paid all material taxes, assessments and other governmental charges payable by them other than taxes, assessments and other governmental charges which (i) are not delinquent or (ii) are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP and no Lien resulting therefrom attaches to any of its Property.

Section 5.9. ERISA.  As of the date of this Agreement, Schedule 5.9 lists all Qualified Plans, Title IV Plans and Multiemployer Plans maintained by the Loan Parties and their respective Subsidiaries and Title IV Plans maintained by or contributed to by the Loan Parties and their respective Subsidiaries or any ERISA Affiliate (the “Borrower Plans”) and all Multiemployer Plans.  Except as would not reasonably be expected to result in a Material Adverse Effect: (i) the Loan Parties and each of their respective Subsidiaries is in compliance with all requirements of each Plan, and each Plan complies, and is operated in compliance, with all Legal Requirements; (ii) the Loan Parties are not aware, after due inquiry, of any item of non-compliance which could reasonably be expected to result in the loss of Borrower Plan qualification or tax-exempt status, or give rise to an excise tax or other penalty imposed on the Loan Parties, their respective Subsidiaries or any ERISA Affiliate by a Governmental Authority; (iii) no proceeding, claim, lawsuit and/or investigation is pending concerning any Plan or, to the knowledge of the Loan Parties or any of their respective Subsidiaries, any Multiemployer Plan; (iv) all required contributions by the Loan Parties or any of their respective Subsidiaries have been and will be made in accordance with the provisions of each Borrower Plan and Multiemployer Plan; and (v) except as set forth on Schedule 5.9 as of the date of this Agreement, no Withdrawal Liabilities have been incurred or are expected to be incurred by any Loan Party, its respective Subsidiaries or any ERISA Affiliate. No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect to the Loan Parties, members of the Controlled Group currently comply and have complied with the notice and continuation coverage requirements of Section 4980B of the Code.

Section 5.10. Subsidiaries.  Schedule 5.10 correctly sets forth, as of the Closing Date, the exact legal name (as set forth in its articles of incorporation/certificate of formation or other organizational document) of each Subsidiary, Joint Venture or partnership of each Loan Party, the jurisdiction of organization and the percentage ownership of each direct owner in each class of capital stock or other equity interests of each such Subsidiary, Joint Venture or partnership.

Section 5.11. Compliance with Laws.  Each Loan Party is in compliance with all applicable statutes, regulations, orders, writs and injunctions of, and all applicable restrictions imposed by, all Governmental Authority in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12. Environmental Matters.  (a)  Except as set forth on Schedule 5.12, each Loan Party is in compliance with all applicable Environmental Laws and the requirements of any Environmental Permits issued under such Environmental Laws, except to the extent that the aggregate effect of all noncompliances could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Loan Parties after due inquiry, threatened Environmental Claims, including any such claims (regardless of materiality) for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the Loan Parties or any of their respective Subsidiaries or any Premises, including leaseholds, owned or operated by the Loan Parties or any of their respective Subsidiaries, except such claims as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there are no facts, circumstances, conditions or occurrences on any Premises, including leaseholds, owned or operated by the Loan Parties or any of their respective Subsidiaries that, to the best knowledge of the Loan Parties and their respective Subsidiaries after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against the Loan Parties or any of their respective Subsidiaries or any such Premises, or (ii) to cause any such Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of such Premises by the Loan Parties or any of their respective Subsidiaries under any applicable Environmental Law.

(c) There has not been any Release of Hazardous Materials on or from any Premises, including leaseholds, owned or operated by the Loan Parties or any of their respective Subsidiaries where such Release, individually, or when combined with other Releases, in the aggregate, may reasonably be expected to have a Material Adverse Effect.

(d) Each Loan Party and each of its Subsidiaries (i) has obtained all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for the operation of their businesses (“Environmental Permits”) and all such Environmental Permits are in good standing (if applicable) and in full force and effect and (ii) is in compliance with all material terms and conditions of such Environmental Permits except where failure to obtain, to maintain in good standing and in full force and effect, or to be in compliance with such Environmental Permits could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 5.13. Investment Company.  No Loan Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utility code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness.

Section 5.14. Intellectual Property.  Each Loan Party and each of its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or claim or litigation pending or threatened which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

Section 5.15. Good Title.  Each Loan Party and each of its Subsidiaries has good and marketable title, or valid leasehold interests, to its assets as reflected on the Loan Parties’ most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets in the ordinary course of business, and such defects in title that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect), and such assets are subject to no Liens, other than Permitted Liens.

Section 5.16. Insurance.  Each Loan Party and each of its Subsidiaries and their respective Premises are insured with reputable insurance companies which are not Affiliates of the Loan Parties or any Subsidiary of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Premises in localities where such Loan Party or such Subsidiary operates.

Section 5.17. Deposit Accounts.  Schedule 5.17 lists all banks and other financial institutions at which the Loan Parties maintain deposit or other accounts as of the Closing Date, and such Schedule 5.17 correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor in each case as of the Closing Date.

Section 5.18. Labor Relations.  No Loan Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 5.18 to the best knowledge of each Loan Party and its Subsidiaries, there is (i) no strike, lockout, labor dispute, slowdown or stoppage pending against such Loan Party or any of its Subsidiaries or, to the best knowledge of such Loan Party and its Subsidiaries, threatened against such Loan Party or any of its Subsidiaries, (ii) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party or its Subsidiaries and (iii) no union representation proceeding is pending with respect to the employees of such Loan Party or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.19. Capitalization.  All outstanding equity interests of the Loan Parties and their respective Subsidiaries have been duly authorized and validly issued, and are fully paid, nonassessable and free and clear of all Liens other than those in favor of the Administrative Agent, and there are no outstanding commitments or other obligations of any Loan Party or any Subsidiary to issue, and no rights of any Person to acquire, any equity interests in any Loan Party or any Subsidiary.

Section 5.20. Other Agreements.  No Default or Event of Default exists or would result from the incurrence of any Obligations by the Loan Parties or their respective Subsidiaries or the grant or perfection of the Administrative Agent’s Liens on the Collateral.  No Loan Party nor any Subsidiary is in default under the terms of any Contractual Obligation of or affecting any Loan Party, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.21. Governmental Authority and Licensing.  Each Loan Party and its respective Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Loan Parties, threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.22. Approvals.  Except as set forth on Schedule 5.22, no authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Loan Parties or any Subsidiary of any Loan Document, except for (i) such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect and (ii) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties and their respective Subsidiaries to the Administrative Agent.

Section 5.23. Affiliate Transactions.  Except as set forth on Schedule 5.23, no Loan Party nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.24. Solvency.  The Loan Parties and their respective Subsidiaries are collectively solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.25. No Broker Fees.  Except as set forth on Schedule 5.25, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrowers hereby agree to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 5.26. Foreign Assets Control Regulations and Anti-Money Laundering.

(a)  OFAC.  No Loan Party nor any of its Subsidiaries is (i) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Patriot Act.  Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.27. [Intentionally Omitted].

ARTICLE 6. Covenants.

Each Borrower covenants and agrees that, so long as any Credit is available to the Borrowers hereunder and until all Obligations have been paid and satisfied in full, each Borrower shall, and shall cause each of its Subsidiaries to, comply with the following covenants:

Section 6.1. Information Covenants.  The Loan Parties will furnish to the Administrative Agent, with sufficient copies for each Lender:

(a) Quarterly Reports.  Within forty-five (45) days after the end of each fiscal quarter of the Borrowers ending March 31, September 30 and December 31, commencing with the fiscal quarter of the Borrowers ending September 30, 2012, the consolidated and consolidating balance sheet of the Primary Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Loan Parties in accordance with GAAP, setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year and comparable budgeted figures for such fiscal quarter, all of which shall be certified by the chief financial officer or other officer of the Loan Parties acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Primary Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Statements.  Upon the earlier of (a) one hundred twenty (120) days after the close of each fiscal year of the Borrowers and (b) the filing of the Borrowers’ Form 10K for such fiscal year with the Securities and Exchange Commission of the United States, a copy of the consolidated and consolidating balance sheet of the Primary Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Primary Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Loan Parties and acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Primary Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c) Officer’s Certificates.  Within forty-five (45) days after the end of each fiscal quarter of the Borrowers ending March 31, September 30 and December 31 and at the time of the delivery of the financial statements provided for in Section 6.1(b), commencing with the fiscal quarter of the Borrowers ending June 30, 2012, (i) a certificate of the chief financial officer or other officer of the Loan Parties acceptable to Administrative Agent in the form of Exhibit E (x) stating no Default or Event of Default has occurred during the period covered by such statements of, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Loan Parties are taking with respect to such Default or Event of Default, (y) confirming that the representations and warranties stated in Article 5 remain true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct of such date), and (z) showing the Loan Parties’ compliance with the covenants set forth in Section 6.21, (ii) a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to clause 6.1(d).

(d) Budgets.  As soon as available, but in any event within thirty (30) days after the first day of each fiscal year of the Borrowers, (i) a budget in form reasonably satisfactory to the Administrative Agent (including, without limitation, a breakdown of the projected results of each line of business of the Primary Borrower and its Subsidiaries, and budgeted consolidated and consolidating statements of income, and sources and uses of cash and balance sheets for the Primary Borrower and its Subsidiaries) of the Primary Borrower and its Subsidiaries in reasonable detail satisfactory to the Administrative Agent for each fiscal month and the four fiscal quarters of the immediately succeeding fiscal year and, with appropriate discussion, the principal assumptions upon which such budget is based and (ii) projections of the Primary Borrower’s and its Subsidiaries’ consolidated and consolidating financial performance for the forthcoming fiscal year on a month by month basis (which projections shall include a balance sheet, income statement and statement of cash flows).

(e) Notices.  Promptly, and in any event within (i) two (2) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of (A) the occurrence of any event which constitutes (x) a Default or an Event of Default or (y) any other event in each case which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Loan Parties propose to take with respect thereto, (B) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against any Loan Party or any of their respective Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (C) any breach or non performance of, or any default under, any Contractual Obligation of the Loan Parties or any of their respective Subsidiaries, or any violation of, or non-compliance with, any Legal Requirement, which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Loan Party or such Subsidiary has taken, is taking or proposes to take in respect thereof, (D) any material change in accounting policies or financial reporting practices by the Loan Parties or their respective Subsidiaries, or (E) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Loan Party or any Subsidiary if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (ii) three (3) Business Days after receipt thereof by any Loan Party, copies of each material notice or other material correspondence received from the Securities and Exchange Commission of the United States concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or the board of directors or board of managers, as applicable, of any Loan Party.

(f) [Intentionally Omitted].

(g) Other Reports and Filings.  Promptly after the same are available, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Primary Borrower (i) has filed with the Securities and Exchange Commission of the United States, or (ii) has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Loan Parties or any of their respective Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $10,000,000, and in each case, not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(h) Environmental Matters.  Promptly upon, and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of Environmental Claim against any of the Loan Parties or any of their respective Subsidiaries or any real property owned or operated by any of the Loan Parties or any of their respective Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Loan Parties or any of their respective Subsidiaries that (A) results in noncompliance by the Loan Parties or any of their respective Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against the Loan Parties or any of their respective Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Loan Parties or any of their respective Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Loan Party or any of their respective Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Loan Parties or any of their respective Subsidiaries as required by any Environmental Law or any Governmental Authority.  All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Loan Party’s or such Subsidiary’s response thereto.  In addition, the Loan Parties agree to provide the Lenders with copies of all material written communications by the Loan Parties or any of their respective Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.

(i) [Intentionally Omitted].

(j) Intercompany Debt. Concurrently with the delivery of the financial statements referred to in subsection 6.1(a) above, a summary of the outstanding balances of all intercompany Indebtedness as of the last day of the fiscal quarter covered by such financial statement, certified as complete and correct by the chief financial officer or other officer of the Loan Parties acceptable to the Administrative Agent, as part of the certificate delivered in connection with section 6.1(c).

(k) Appraisals.                      From time to time, if the Administrative Agent or a Lender reasonably determines that obtaining appraisals is necessary in order for the Administrative Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, the Administrative Agent may, or may require the Loan Parties to, in either case at the Borrowers’ expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value or such other value as reasonably determined by the Administrative Agent (for example, replacement cost for purposes of flood insurance) of all or any portion of the real or personal property of the Loan Parties or their respective Subsidiaries.

(l) Other Information.  From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request.

Section 6.2. Inspections.  Each Loan Party will, and will cause each if its Subsidiaries to, permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Property of such Loan Party or such Subsidiary, and to examine the books of account of such Loan Party or such Subsidiary, and make copies thereof and abstracts therefrom and discuss the affairs, finances and accounts of such Loan Party or such Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Administrative Agent or any Lender may request; provided, that, prior written notice of any such visit, inspection or examination shall be provided to the Loan Parties and such visit, inspection or examination shall be performed at reasonable times to be agreed to by the Loan Parties, which agreement will not be unreasonably withheld.  In addition, the Loan Parties and their respective Subsidiaries authorize their current independent certified public accountants to meet with the Administrative Agent or any Person designated by the Administrative Agent in writing to discuss the financial condition, business and affairs of the Loan Parties and their respective Subsidiaries and such Loan Party and such Subsidiary shall be afforded the opportunity to be present at such meeting.  The Loan Parties and their respective Subsidiaries shall deliver a letter addressed to such accountants authorizing them to comply with the provisions of this Section 6.2; in any event, such accountants, consultants and other Persons are irrevocably authorized to rely upon a copy of this Agreement as authority for such discussions and communications.

Section 6.3. Maintenance of Property and Books and Records; Insurance; Environmental Matters.  (a) Maintenance of Property and Books and Records. Each Loan Party will, and will cause each of its Subsidiaries to, (i) keep its Property, plant and equipment in reasonably good repair, working order and condition, normal wear and tear excepted and (ii) maintain proper books of record and account, in which full, true and correct entries, in all material respects, in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary.

(b) Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of such Loan Party and such Subsidiary (including policies of fire, theft, product liability, public liability, flood insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with reputable insurance companies or associations (in each case that are not Affiliates of the Loan Parties) with a rating of “A+” or better as established by Best’s Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), or such other companies or associations as shall be approved by the Administrative Agent, of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Loan Parties and their respective Subsidiaries or as otherwise required under the provisions of the Loan Documents (including without limitation, any requirements specifically set forth in the Mortgages) and (ii) cause all such property and casualty insurance policies to name the Administrative Agent as additional insured or mortgagee and loss payee, as appropriate (it being agreed and understood in respect of any business interruption policies that (x) the Administrative Agent shall not have the right to collect and apply proceeds thereunder to the Obligations unless an Event of Default is then continuing and (y) any such proceeds shall be applied by the Administrative Agent to the Secured Obligations in accordance with Section 2.9).  All policies of insurance on real and personal property of the Loan Parties and their respective Subsidiaries will contain an endorsement, in form and substance reasonably acceptable to the Administrative Agent, showing loss payable to the Administrative Agent and business interruption endorsements and otherwise comply with the terms of the applicable Loan Documents.  Such endorsement, or an independent instrument furnished to the Administrative Agent, will provide that the insurance companies will give the Administrative Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Loan Parties or their respective Subsidiaries or any other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. The Loan Parties and their respective Subsidiaries shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to the Administrative Agent.  If any insurance proceeds are paid by check, draft or other instrument payable to the Loan Parties or any of their respective Subsidiaries and the Administrative Agent jointly, the Administrative Agent may endorse such Loan Party’s or such Subsidiary’s name thereon and do such other things as the Administrative Agent may deem advisable to reduce the same to cash.  Without limiting the generality of the foregoing, in connection with any Premises subject to a Mortgage, if such Premises is located in an area identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards, described in 12 C.F.R. § 22.2, pursuant to the terms of the National Flood Insurance Act of 1968, or the Flood Disaster Protection Act of 1973, as same may have been amended to date, the Loan Party who owns such Premises shall keep the improvements on the Premises insured against loss by flood in an amount at least equal to the outstanding Indebtedness or the maximum limit of coverage available with respect to such improvements under said Act, whichever is less, and in a company or companies to be approved by the Administrative Agent.  Notwithstanding the requirement in clause (i) above, federal flood insurance shall not be required for (x) Premises not located in a special flood hazard area, or (y) Premises located in a flood hazard area in a community that does not participate in the National Flood Insurance Program. Unless the Loan Parties provide the Administrative Agent with evidence of the insurance coverage required by this Agreement, the Administrative Agent in its reasonable determination may purchase insurance at the Loan Parties’ expense to protect the Administrative Agent’s and Lenders’ interests in the Loan Parties’ and their respective Subsidiaries’ properties.  This insurance may, but need not, protect the Loan Parties’ and their respective Subsidiaries’ interests.   The coverage that the Administrative Agent purchases may not pay any claim that the Loan Parties or any of their respective Subsidiaries makes or any claim that is made against the Loan Parties or such Subsidiary in connection with said Property.  The Loan Parties and their respective Subsidiaries may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that there has been obtained insurance as required by this Agreement.  If the Administrative Agent purchases insurance, the Loan Parties will be responsible for the costs of that insurance, including interest and any other charges the Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations.  The costs of the insurance may be more than the cost of insurance the Loan Parties may be able to obtain on their own.

(c) Environmental Matters. Without limiting the generality of Section 6.3(a) or the provisions of any applicable Loan Document, the Loan Parties and their respective Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws, except to the extent that the aggregate effect of all noncompliance could not reasonably be expected to have a Material Adverse Effect and shall provide to the Administrative Agent any documentation of such compliance that is within the custody or control of any Loan Party or its Subsidiaries which the Administrative Agent may reasonably request; (ii) shall obtain and maintain in full force and effect all governmental approvals and Environmental Permits required for its operations at or on its properties by any applicable Environmental Laws (except where failure to obtain and maintain such approvals and Environmental Permits could not reasonably be expected to have a Material Adverse Effect); (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect and within five (5) days of receipt of notice of any such violation shall provide written notice of such violation to the Administrative Agent; (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any landfill or dump (other than the coal fine impoundment at the real property leased by Alden Resources LLC and located at 8555 Highway 904, Williamsburg  KY 40769) or hazardous waste treatment, storage or disposal facility as defined pursuant to RCRA, or any comparable state law; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws the failure to comply with which could not reasonably be expected to have a Material Adverse Effect.  In the event there is a Release of Hazardous Materials or a failure to comply with Environmental Laws at the Premises which release or failure  to comply could reasonably be expected to result in a Material Adverse Effect, to the extent such compliance or such Premises is within the control of any Loan Party or its Subsidiaries, Loan Parties and their respective Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any applicable Environmental Law and shall comply with all reasonable requests for information made by the Administrative Agent with respect to such Release of Hazardous Materials or failure to comply with Environmental Laws.  Such information reasonably requested may include, at Loan Parties’ expense, an environmental site assessment or environmental compliance audit of Loan Parties’ Premises, to the extent such is within the control of such Loan Party or its Subsidiaries, to be prepared by an environmental consulting or engineering firm reasonably acceptable to Administrative Agent, to assess such Release of Hazardous Materials or non-compliance with Environmental Laws and acceptable to the appropriate Governmental Authority that is charged to oversee any remedial action related to such Release of Hazardous Materials or failure to comply with Environmental Laws.

Section 6.4. Preservation of Existence.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done, all things necessary to preserve and keep in full force and effect (a) its legal existence under the laws of its jurisdiction of organization and (b) its rights, privileges, franchises, authority to do business, permits, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.4 shall prevent, to the extent permitted by Section 6.14, sales of assets by the Loan Parties or any of their respective Subsidiaries, the dissolution or liquidation of any Subsidiary of the Loan Parties, or the merger or consolidation between or among the Subsidiaries of the Loan Parties.

Section 6.5. Compliance with Laws.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with the requirements of all laws, rules, regulations, ordinances, orders, writs, injunctions and decrees applicable to its property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

Section 6.6. ERISA.  Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.  Each Loan Party  shall, and shall cause each of its Subsidiaries to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any ERISA Event with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Title IV Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Title IV Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Loan Party or any Subsidiary of any Loan Party of any liability, fine or penalty, or any increase in the contingent liability of the Loan Parties or any Subsidiary of any Loan Party with respect to any post retirement Welfare Plan benefit, if, in the case of the events described in (a) – (d) above, a Material Adverse Effect would or would reasonably be expected to result.

Section 6.7. Payment of Taxes.  Each Loan Party will, and will cause each of its Subsidiaries to, pay and discharge, all material taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien (other than any inchoate Lien) resulting therefrom attaches to any of its Property.

Section 6.8. Immaterial Subsidiaries.  As promptly as possible, but in any event within forty-five (45) days after the end of each fiscal quarter (or such later date as may be agreed upon by the Administrative Agent) after any Immaterial Subsidiary, individually or in the aggregate, exceeds the thresholds set forth in the definition of “Immaterial Subsidiary”, the Primary Borrower shall provide the Administrative Agent with written notice thereof and shall cause such Subsidiary to satisfy the requirements of Article 4 and become a Loan Party.

Section 6.9. Contracts with Affiliates.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other except (a) transactions between or among the Loan Parties and not involving any other Affiliate, (b) any investment permitted by Section 6.15(f), (c) any Indebtedness permitted under Section 6.12(d), (d) any payment permitted by Section 6.16, (e) loans or advances to employees permitted under Section 6.15(i), (f) the payment of reasonable fees to directors of the Loan Parties or any of their Subsidiaries who are not employees of the Loan Parties or any of their Subsidiaries, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Loan Parties or any of their Subsidiaries in the ordinary course of business, and (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the board of directors or other governing body of such Loan Party or such Subsidiary in an aggregate amount not to exceed $5,000,000.

Section 6.10. No Changes in Fiscal Year.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year from its present basis.

Section 6.11. Change in the Nature of Business.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Loan Parties and their Subsidiaries, taken as a whole, would be changed in any material respect from the general nature of the business engaged in by the Loan Parties and their Subsidiaries, taken as a whole, as of the Closing Date and reasonable extensions thereof including business similar, related, ancillary or complementary thereto.

Section 6.12. Indebtedness.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;

(a) the Secured Obligations of the Loan Parties and their respective Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) Indebtedness as of the Closing Date listed on Schedule 6.12; and any refinancings, refundings, renewals or extensions thereof; provided, that, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder), (ii) the direct or any contingent obligor with respect thereto is not changed as a result of, or in connection with such refinancing, refunding, renewal or extension, (iii) the maturity of any payments  under such Indebtedness is not shortened and (iv) the terms of such refinancing, refunding, renewal or extension are not modified to impose more burdensome terms, taken as a whole, upon such Loan Party or its Subsidiaries, as the case may be.

(c) Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(d) intercompany Indebtedness among the Loan Parties and their respective Subsidiaries and Joint Ventures to the extent permitted by Section 6.15;

(e) purchase money Indebtedness and Capitalized Lease Obligations of the Loan Parties and their respective Subsidiaries in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding;

(f) Non-Recourse Indebtedness incurred by any applicable Subsidiary that is a Joint Venture or Loan Party in connection with the consummation by such Subsidiary of any Permitted Acquisition in an aggregate amount not to exceed $25,000,000;

(g) Indebtedness incurred by the Loan Parties under the Documentary Letter of Credit Facility;

(h) Indebtedness consisting of Funds Transfer and Deposit Account Liability in the ordinary course of business;

(i) Indebtedness of any Person existing at the time such Person becomes a Subsidiary of a Loan Party or consolidates or merges with a Loan Party or any of its Subsidiaries so long as such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary of such Loan Party or of such merger;

(j) Non-Recourse Indebtedness incurred by any Subsidiary that is not a Loan Party; and

(k) unsecured Indebtedness of the Loan Parties and their respective Subsidiaries not otherwise permitted by this Section in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding.

Section 6.13. Liens.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided, that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a) inchoate Liens for the payment of taxes which are not yet due and payable or the payment of which is not required by Section 6.7;

(b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Loan Parties or any of their respective Subsidiaries are a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(d) Liens created by or pursuant to this Agreement and the Collateral Documents;

(e) Liens on property of the Loan Parties or any of their respective Subsidiaries created solely for the purpose of securing indebtedness permitted by Section 6.12(e) representing or incurred to finance the purchase price of Property; provided, that, no such Lien shall extend to or cover other Property of such Loan Parties or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties or any of their respective Subsidiaries;

(g) Liens created in connection with Non-Recourse Indebtedness permitted pursuant to Section 6.12(f);

(h) Liens existing on the date hereof and listed on Schedule 6.13(h) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.12(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.12(b); and

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(g).

Section 6.14. Consolidation, Merger, Sale of Assets, etc.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a) the sale and lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Loan Parties or their respective Subsidiaries, has become uneconomic, obsolete or worn out;

(c) the sale, transfer, lease, or other disposition of Property (i) by any Borrower or any Subsidiary to a U.S. Borrower or a Domestic Subsidiary that is a Loan Party, (ii) by any Foreign Subsidiary to any Foreign Subsidiary Borrower or any Foreign Subsidiary that is a Loan Party, (iii) by any Domestic Subsidiary that is not a Loan Party to any other Domestic Subsidiary that is not a Loan Party and (iv) any Foreign Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

(d) the merger of (i) any Borrower or any Subsidiary with and into a U.S. Borrower or a Domestic Subsidiary that is a Loan Party (so long as the Domestic Subsidiary or the U.S. Borrower is the legal entity surviving the merger), (ii) by any Foreign Subsidiary with and into any Foreign Subsidiary Borrower or any Foreign Subsidiary that is a Loan Party (so long as such Foreign Subsidiary Borrower or Foreign Subsidiary that is a Loan Party is the legal entity surviving the merger), (iii) by any Domestic Subsidiary that is not a Loan Party with and into any other Domestic Subsidiary that is not a Loan Party and (iv) any Foreign Subsidiary that is not a Loan Party with and into any other Subsidiary that is not a Loan Party;

(e) the disposition or sale of Cash Equivalents on consideration for cash;

(f) the disposition or sale of any Property acquired in connection with any Permitted Acquisition in contemplation that such Property would be sold to a third party; provided, that, (i) such Property is sold for consideration not less than the value attributed to such Property in the calculation of the Total Consideration for such Permitted Acquisition and (ii) such disposition or sale occurs within one (1) year of the consummation of such Permitted Acquisition;

(g) the winding up, liquidation or dissolution of an Immaterial Subsidiary;

(h) the sale, transfer, lease, or other disposition of Property of the Loan Parties or any of their respective Subsidiaries (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Loan Parties and their respective  Subsidiaries not more than $10,000,000 during any fiscal year of the Borrowers; or

(i) sales by Globe Metallurgical Inc. to Citibank, N.A. of accounts and other obligations owing by Alcoa to Globe Metallurgical Inc. pursuant to that certain Supplier Agreement, dated as of May 11, 2009, between Globe Metallurgical Inc. and Citibank, N.A. subject to the Liens described in item 5 of Schedule 6.13(h) attached hereto.

So long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, upon the written request of the Borrowers, the Administrative Agent shall release its Lien on any Property sold pursuant to the foregoing provisions.

Section 6.15. Advances, Investments and Loans.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make loans or advances to or make, retain or have outstanding any investments or acquisitions (whether through purchase of equity interests or obligations or otherwise) in or of, any Person, or consummate any Acquisition or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that this Section shall not prevent:

(a) receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b) investments in Cash Equivalents;

(c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) investments of the Borrowers and their respective Subsidiaries as of the Closing Date set forth on Schedule 6.15;

(e) formation by any Loan Party after the Closing Date of (i) any Wholly-Owned Subsidiary, as to which the requirements of Article 4 and, if applicable, Section 2.17 have been satisfied, or (ii) any non-Wholly-Owned Subsidiaries or Joint Ventures so long as they comply with clause (f)(v) - (viii) below, as applicable;

(f) investments and intercompany advances made from:

(i)  a Domestic Loan Party to any other Domestic Loan Party (other than a Domestic  Joint Venture);

(ii) a Foreign Loan Party to any other Foreign Loan Party (other than a Foreign Joint Venture);

(iii) a Loan Party to any Wholly-Owned Subsidiary that is a Foreign Subsidiary that is not a Loan Party (other than a Foreign Joint Venture), not to exceed $25,000,000 in the aggregate outstanding at any time;

(iv) a Domestic Loan Party to any Foreign Subsidiary Borrower, not to exceed $20,000,000  in the aggregate outstanding at any time;

(v) a Loan Party to any Joint Venture that is less than fifty percent (50%) owned (directly or indirectly) by the Primary Borrower, not to exceed $5,000,000 in the aggregate;

(vi) a Loan Party to any Joint Venture that is more than fifty percent (50%) owned (directly or indirectly) by the Primary Borrower and that is not a Loan Party, not to exceed $20,000,000 in the aggregate

(vii) a Loan Party to any other Loan Party that is a Domestic Joint Venture which is more than fifty percent (50%) but less than eighty percent (80%) owned (directly or indirectly) by the Primary Borrower,  not to exceed $100,000,000 in the aggregate; or

(viii) a Loan Party to any other Loan Party that is a Foreign Joint Venture which is more than fifty percent (50%) but less than eighty percent (80%) owned (directly or indirectly) by the Primary Borrower, not to exceed $50,000,000 in the aggregate;

provided, that, (x) all such intercompany advances in the form of Indebtedness shall be evidenced by duly executed promissory notes pledged to the Administrative Agent to secure the Secured Obligations, and (y) after giving effect to such investment in clause (iv), Foreign Subsidiary Borrower Basket shall not exceed the Foreign Subsidiary Borrower Sublimit.

(g) so long as no Event of Default has occurred and is continuing or would result therefrom, Permitted Acquisitions;

(h) investments in the form of Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(i) investments of any Person existing at the time such Person becomes a Subsidiary of a Loan Party or consolidates or merges with a Loan Party or any of its Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary of such Loan Party or of such merger;

(j) loans or advances made by any Loan Party or any Subsidiary of a Loan Party to such Loan Party’s or such Subsidiary’s employees on an arms-length basis in the ordinary course of business consistent with past practices, in each case for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $50,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding;

(k) so long as no Event of Default has occurred and is continuing or would result therefrom, Acquisitions by any Foreign Subsidiary that is not a Loan Party; and

(l) other investments, loans and advances in addition to those otherwise permitted by this Section 6.15 in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding.

Section 6.16. Restricted Payments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or  series of its equity interests, (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any warrants, options, or similar instruments to acquire the same or (c) or pay any management, consulting or similar fees (including any interest thereon) to any Person (other than in connection with compensation plans and pension plans for employees of any Loan Party or any of such Loan Party’s Subsidiaries); provided, however, that the foregoing shall not operate to prevent the making of dividends or distributions by any Subsidiary of any Loan Party to such Loan Party or the Subsidiary of such Loan Party that is its parent organization; provided, further, that so long as no Event of Default has occurred and is continuing or shall be caused thereby, the Primary Borrower may (x) pay dividends and distributions to its shareholders in an aggregate amount not to exceed in any fiscal year fifty percent (50%) of Net Income during the immediately preceding fiscal year and (y) make repurchases and redemptions from its shareholders in an aggregate amount not to exceed $75,000,000 in the aggregate since the Closing Date, so long as after giving effect to each such repurchase or redemption the Debt to Capitalization Ratio shall not be greater than thirty-seven and one half percent (37.5%).

Section 6.17. Limitation on Restrictions.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any contractual restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by the Loan Parties or any other Subsidiary, (b) pay or repay any Indebtedness owed to the Loan Parties or any other Subsidiary, (c) make loans or advances to the Loan Parties or any other Subsidiary, (d) transfer any of its Property to the Loan Parties or any other Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (f) guaranty the Secured Obligations.

Section 6.18. [Intentionally Omitted].

Section 6.19. OFAC.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed.  Reg.  49079 (2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, and (iii) become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.20. Operating Accounts.  Other that with respect to Excluded Accounts, the Loan Parties shall use commercially reasonable efforts to enter into deposit account control agreements, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each deposit account maintained by such Loan Party (other than deposit accounts held with the Administrative Agent or any Lender).  Unless an Event of Default has occurred and is continuing, the Loan Parties shall have access to the funds on deposit in such deposit accounts.  After the occurrence and during the continuance of an Event of Default, Agent shall be entitled to deliver a notice to any financial institution of its exercise of exclusive control over any such deposit account.

Section 6.21. Financial Covenants.

(a) Leverage Ratio.  The Borrowers shall not, as of the last day of each fiscal quarter of the Borrowers ending during the term of this Agreement, permit the Leverage Ratio to be greater than 2.75 to 1.00.

(b) Interest Coverage Ratio.  As of the last day of each fiscal quarter period of the Borrowers ending during the term of this Agreement, the Borrowers shall maintain an Interest Coverage Ratio of not less than 3.00 to 1.00.

(c) Capital Expenditures.  The Loan Parties and their respective Subsidiaries shall not make Capital Expenditures in an aggregate amount for all Loan Parties and their respective Subsidiaries in excess of (i) $50,000,000 for the 2012 fiscal year and (ii) $45,000,000 for any fiscal year thereafter (the “Capital Expenditure Limitation”); provided, however, that (x) in the event the Loan Parties and their respective Subsidiaries do not expend the entire Capital Expenditure Limitation in any fiscal year, the Loan Parties and such Subsidiaries may carry forward to the immediately succeeding fiscal year 50% of the unutilized portion (the “Carryover Amount”); (y) the Capital Expenditures during such fiscal year shall first be applied to reduce the applicable Capital Expenditure Limitation for such fiscal year and then to reduce the Carryover Amount from the previous fiscal year, if any, and (z) Foreign Subsidiary Borrowers and their respective Subsidiaries shall not make Capital Expenditures otherwise permitted by this Section 6.21(c) if after giving effect to such Capital Expenditures, Foreign Subsidiary Borrower Basket would exceed the Foreign Subsidiary Borrower Sublimit. Notwithstanding the foregoing, the restrictions on Capital Expenditures set forth in the immediately preceding sentence (other than the proviso of clause (z) thereof if applicable) shall not apply to (1) Capital Expenditures constituting part of the Acquisition Amount of any Permitted Acquisition that is a Foreign Acquisition or (2) Capital Expenditures made in connection with intercompany investments and advances permitted under Section 6.15(f)(iii)-(viii).

Section 6.22. [Intentionally Omitted].

Section 6.23. [Intentionally Omitted].

Section 6.24. Change In Structure.  Except as expressly permitted under Sections 6.14 and 6.18, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make any material changes in its equity capital structure (including in the terms of its outstanding stock), or amend any of its organization documents in a manner which could reasonably be expected to be material and adverse to the Administrative Agent or Lenders.

Section 6.25. Use of Proceeds.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock (as defined in Section 5.7) or repay or otherwise refinance Indebtedness of the Loan Parties or any of their respective Subsidiaries or others incurred to purchase or carry Margin Stock (as defined in Section 5.7), or otherwise in any manner which is in contravention of any applicable law or in violation of this Agreement.

Section 6.26. Amendment of Organizational Documents.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend, modify or waive any term or provision of its articles of incorporation or certificate of formation, or by laws or operating agreement, or other organizational document, as applicable, that could reasonably be expected to have a Material Adverse Effect on the Lenders, unless required by law.

Section 6.27. Post Closing Obligations.   Each Loan Party shall take the actions described on Schedule A of the Post Closing Letter within the respective time periods described on Schedule A of the Post Closing Letter.

ARTICLE 7. Events of Default and Remedies.

Section 7.1. Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of (i) the principal of any Loan or (ii) interest on any Loan or any other Obligation payable hereunder or under any other Loan Document for more than three (3) Business Days after the same becomes due and payable;

(b) default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.12, 6.13, 6.14, 6.15, 6.16, 6.21, 6.24 or 6.26;

(c) default in the observance or performance of any provision hereof not described in clauses (a) or (b) above or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which an officer of any Loan Party obtains actual knowledge of such default or (ii) written notice of such default is given to the Borrowing Agent by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than as a result of the gross negligence or willful misconduct of the Administrative Agent), or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof (other than as a result of the gross negligence or willful misconduct of the Administrative Agent), or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any (i) Indebtedness of any Loan Party or any of its Subsidiaries aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any, or (ii) Hedge Agreement of the Loan Parties or any of their respective Subsidiaries that gives rise to any Hedging Liability in excess of $2,500,000, which gives the counterparty the right to terminate the applicable Hedge Agreement;

(g) any final non-appealable judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Loan Parties or any of their respective Subsidiaries, or against any of their Property, in an aggregate amount in excess of $5,000,000 (except to the extent covered by insurance pursuant to which the insurer has accepted liability therefor in writing and except to the extent covered by an appeal bond, for which the such Loan Party or such Subsidiary has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant), and which remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days;

(h) any Loan Party, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Title IV Plan; or notice of intent to terminate a Title IV Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Loan Party or any of its Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Title IV Plan or a proceeding shall be instituted by a fiduciary of any Title IV Plan against any Loan Party or any of its Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA seeking liability which would result in a Material Adverse Effect and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Title IV Plan must be terminated;

(i) any Change of Control shall occur;

(j) any Loan Party or any of its Significant Subsidiaries shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code, as amended, and such order continues undismissed or unstayed for a period of sixty (60) days (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k); or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any of its Significant Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against any Loan Party or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

Section 7.2. Non-Bankruptcy Defaults.  When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 has occurred and is continuing, the Administrative Agent may and, if so directed by the Required lenders, shall: (a) terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that the Borrowers immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrowers agree to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.  The Administrative Agent, after giving notice to the Borrowing Agent pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3. Bankruptcy Defaults.  When any Event of Default described in subsections (j) or (k) of Section 7.1 has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrowers shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4. Collateral for Undrawn Letters of Credit.  (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.8(b) or under Section 7.2 or 7.3 above, the Borrowers shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of any other Obligations.  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer.  If and when requested by the Borrowers, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrowers to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if (i) the Borrowers shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Administrative Agent shall release to the Borrowers any remaining amounts held in the Collateral Account.

Section 7.5. Notice of Default.  The Administrative Agent shall give notice to the Borrowing Agent under Section 7.1(c) promptly upon being requested to do so by the Required Lenders and shall at such time also notify all the Lenders thereof.

ARTICLE 8. Change in Circumstances and Contingencies.

Section 8.1. Funding Indemnity.  If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:

(a) any payment, prepayment or conversion of a Eurocurrency Loan or Swing Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrowers to borrow or continue a Eurocurrency Loan or Swing Loan, or to convert a Base Rate Loan into a Eurocurrency Loan or Swing Loan, on the date specified in a notice given pursuant to Section 2.5(a),

(c) any failure by the Borrowers to make any payment of principal on any Eurocurrency Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurocurrency Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 8.2. Illegality.   Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurocurrency Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Eurocurrency Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurocurrency Loans.  The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurocurrency Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurocurrency Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 8.3. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

(a) the Administrative Agent determines that deposits in Dollars or any Foreign Currency (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans for such Interest Period or (ii) that the making or funding of Eurocurrency Loans has become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrowing Agent and the Lenders, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurocurrency Loans shall be suspended.

Section 8.4. Yield Protection.  If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR rate) or the L/C Issuer;

(b) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the  L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the L/C Issuer or other Recipient, the Borrowers will pay to such Lender, the L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

Section 8.5. Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

Section 8.6. Certificates for Reimbursements.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Sections 8.4 and 8.5 and delivered to the Borrowers, shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 8.7. Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to Sections 8.4 and 8.5 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to Sections 8.4 and 8.5 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 8.8. Substitution of Lenders.  If any Lender requests compensation under Section 8.4, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 8.9, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.4 or Section 10.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.10;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 8.4 or payments required to be made pursuant to Section 10.1, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable law; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 8.9. Lending Offices.

(a) Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each Type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrowing Agent and the Administrative Agent.  To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Section 8.4 or to avoid the unavailability of Eurocurrency Loans under Section 8.3, so long as such designation is not disadvantageous to the Lender. Without limiting the foregoing, Fifth Third Bank may fund any Loans to be made by it in Canada or to a Borrower organized under the laws of Canada through its Canadian branch, Fifth Third Bank, an Ohio banking corporation and authorized foreign bank under the Bank Act (Canada).

(b) If any Lender requests compensation under Section 8.4, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  10.1, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.4 or 10.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 8.10. Discretion of Lenders as to Manner of Funding.  Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurocurrency Loans shall be made as if each Lender had actually funded and maintained each Eurocurrency Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

ARTICLE 9. The Administrative Agent.

Section 9.1. Appointment and Authorization of Administrative Agent.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Fifth Third Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Loan Parties shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2. Administrative Agent and its Affiliates.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Loan Parties or any of their respective Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3. Action by Administrative Agent.  If the Administrative Agent receives from the Borrowing Agent a written notice of an Event of Default pursuant to Section 6.1, the Administrative Agent shall promptly give each of the Lenders written notice thereof.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents.  Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders.  Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrowers.  In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 9.4. Liability of Administrative Agent; Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.11 and Sections 7.2 and 7.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowing Agent, a Lender or the L/C Issuer.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.5. Reliance by Administrative Agent; Consultation with Experts.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.6. [Intentionally Omitted].

Section 9.7. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. Without limiting the foregoing, the Administrative Agent may appoint its Canadian branch, Fifth Third Bank, an Ohio banking corporation and authorized foreign bank under the Bank Act (Canada), as a sub-agent for the purpose of carrying out the duties and exercising the rights of the Administrative Agent with respect to any Loans or Loan Documents made in, made to a Loan Party organized under the laws of, or governed by the laws of, Canada.

Section 9.8. Resignation of Administrative Agent and Successor Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowing Agent.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a Lender, or an Affiliate of any such Lender with an office in the States of Ohio or New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date but does not affect liabilities accrued to that date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.13 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.9. L/C Issuer.  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith.  The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the  L/C Issuer.

Section 9.10. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements.  By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.10, as the case may be, any Affiliate of such Lender with whom the Borrowers or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 2.9 and Article 4.  In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 9.11. Designation of Additional Administrative Agents.  The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 9.12. Authorization to Enter into, and Enforcement of, the Collateral Documents.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders.  Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.13. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.14. No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.15. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.13 and 10.13) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 10.13.

Section 9.16. Authorization to Release Liens and Limit Amount of Certain Claims.

(a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory o the Administrative Agent and the L/C Issuer shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 10.11, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.13(e); and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.16.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE 10. Miscellaneous.

Section 10.1. Withholding Taxes.  (a) For purposes of this Section 10.1, the term “Lender” includes the L/C Issuer.

(b) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Loan Parties under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers.  The Borrowers shall, and shall cause the other Loan Parties to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers.  The Borrowers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.10 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 10.1(e).

(f) Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 10.1, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowing Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(ii)(A), 10.1(ii)(B) and 10.1(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrowing Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival.  Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 10.2. No Waiver, Cumulative Remedies.   No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.3. Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.4. Documentary Taxes.  The Borrowers agree to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 10.5. Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or the L/C Issuer has any Commitment hereunder or any Obligations remain unpaid hereunder.

Section 10.6. Survival of Indemnities.  All indemnities, and all other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 10.7. Sharing of Set-Off.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

Section 10.8. Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrowers given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrowers or the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth below:

To the Borrowers:	Globe Specialty Metals, Inc. 250 West 34th Street 1 Penn Plaza Suite 4125 New York, New York 10119 Attention: Mr. Malcolm Appelbaum Telecopier: 212-789-8137

With a copy to:	Globe Specialty Metals, Inc. 250 W. 34th Street Suite 4125 New York, NY 10119 United States of America Attention: Mr. Stephen Lebowitz, Chief Legal Officer Telecopier: 212-659-0141

To the Administrative Agent:	Fifth Third Bank 38 Fountain Square Plaza Cincinnati, Ohio 45263 Attention: Loan Syndications/ Judy Huls Telecopier: 513-534-0875

With a copy to:	Hahn & Hessen LLP 488 Madison Avenue New York, New York 10022 Attention: Roger S. Chari, Esq. Telecopier: 212-478-7400

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section 10.8 or in the relevant Administrative Questionnaire; provided, that any notice given pursuant to Article 2 shall be effective only upon receipt.

Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Each Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Loan Party Materials”) by posting the Loan Party Materials on Debt Domain or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities, other than information of the type that would be publicly disclosed in connection with an issuance of securities by the Loan Parties or their respective Subsidiaries pursuant to a public offering or a Rule 144A private placement) (each, a “Public Lender”).  Each Borrower hereby agrees that (i) if requested by the Administrative Agent, all Loan Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Loan Party Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Loan Party Materials as not containing any material non-public information, other than information of the type that would be publicly disclosed in connection with an issuance of securities by the Loan Parties or their respective Subsidiaries pursuant to a public offering or a Rule 144A private placement, with respect to any Loan Party or their securities for purposes of foreign, United States federal and state securities laws (provided, however, that to the extent the Loan Party Materials constitute Information, they shall be treated as set forth in Section 10.24); (iii) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”.  Notwithstanding the foregoing, the following Loan Party Materials shall be marked “PUBLIC”, unless the Loan Parties notify the Administrative Agent reasonably in advance of the intended distribution that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Credit provided for herein.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Loan Parties or their securities for purposes of foreign, United States federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.9. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Section 10.10.  Successors and Assigns; Assignments and Participation; Successors and Assigns Generally.

(a) Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.10, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.10 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.10 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a trade date is specified in the Assignment and Assumption, as of such trade date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 10.10 and, in addition:

(iv) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed, it being understood that withholding such consent to an assignment to a Competitor or a Hedge Fund shall not be deemed to be unreasonable) shall be required unless (x) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, (y) with respect to any assignment to a Competitor, an Event of Default under clauses (a), (j) or (k) of Section of Section 7.1 has occurred and is continuing at the time of such assignment, or (z) with respect to any Assignment to a Hedge Fund or any other Person (other than a Competitor), an Event of Default has occurred and is continuing at the time of such assignment; provided, that, the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrowers’ consent shall not be required during the primary syndication of the Loans;

(A) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of such Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(B) the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Loans.

(v) Assignment and Assumption Agreement; Fees.  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  The Agent shall provide the Primary Borrower with a copy of any Assignment and Assumption executed by a Competitor or a Hedge Fund promptly upon receipt.

(vi) No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) unless an Event of Default under clauses (a), (j) or (k) of Section of Section 7.1 has occurred and is continuing, any Competitor, or (D) unless an Event of Default has occurred and is continuing, a Hedge Fund.

(vii) No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(viii) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.11 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.13 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.11(i) and (ii) that affects such Participant.  Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 8.1, 8.4(b) and 10.1 (subject to the requirements and limitations therein, including the requirements under Section 10.1(g) (it being understood that the documentation required under Section 10.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that such Participant (A) agrees to be subject to the provisions of Sections 8.8 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 8.4 or 10.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 8.8 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 10.7 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 8.4(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) if it were a Lender shall not be entitled to the benefits of Section 10.1(a) unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 10.1(b) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.11. Amendments.  Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, and (d) if the rights or duties of the L/C Issuer are affected thereby, the L/C Issuer; provided, that:

(i) no amendment or waiver pursuant to this Section 10.11 shall (A) increase any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder (including any reduction in interest rate or any component of the definition of the term “Applicable Margin”) without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (C) change the application of payments set forth in Section 2.9 without the consent of any Lender adversely affected thereby; and

(ii) no amendment or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, (A) increase the aggregate Commitments of the Lenders, (B) change the definitions of Revolving Credit Termination Date or Required Lenders, (C) change the provisions of this Section 10.11, (D) release or subordinate any material Guarantor or the Administrative Agent’s Lien in a material portion of the Collateral (except as otherwise provided for in the Loan Documents), (E) extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date, (F) amend the definition of Foreign Currency to add any additional currencies without the written consent of each Lender directly affected thereby, (G) affect the number of Lenders required to take any action hereunder or under any other Loan Document, or (H) change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender, and except for the matters described in Section 2.16, such Lender shall have the right to consent to any matter described in Sections 10.11(i)(B) and 10.11(ii) (F)-(H) which directly affects such Lender.

Section 10.12. Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13. Costs and Expenses; Indemnification; Reimbursement by Lenders; Waiver of Consequential Damages; Payments; Survival.  (a) The Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the Credit, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, the formation or funding of, or the maintenance of any loan or other financial accommodation to, any proposed or actual Foreign Subsidiary Borrower or relating to any proposed or consummated Foreign Acquisition, including any applicable tax or regulatory analysis or applications or other dealings with any applicable Governmental Authority in connection therewith, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out of pocket expenses incurred by (A) the Administrative Agent (including the fees, charges and disbursements of any counsel for the Administrative Agent) and (B) the L/C Issuer and Lenders (provided that the expenses of the Lenders shall be limited to one counsel for the Lenders as a group), in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  The obligations of the Borrowers under this Section shall survive the termination of this Agreement.

(b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers) other than such Indemnitee and its Related Parties  arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee if the Borrowers or such Loan Party have obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnitees described above in this Section 10.13 by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials.  This Section 10.13(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.

(c) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.13 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Credit at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to the L/C Issuer or Swing Line Lender solely in its capacity as such, only the Lenders providing Revolving Loans shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or such Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.20.

(d) To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section shall be payable promptly after demand therefor.

(f) Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.14. Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the L/C Issuer or any such Affiliate, to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.15. Entire Agreement.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.16. Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 10.17. Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.18.  Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrowers nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrowers nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrowers’ Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrowers’ Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrowers’ Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.19. Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrowers have one or more Subsidiaries.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 10.20. Lender’s Obligations Several.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 10.21. USA Patriot Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

Section 10.22. Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) Submission to Jurisdiction.  The Borrowers irrevocably and unconditionally agree that they will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.

(b) Waiver of Venue.  The Borrowers irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.8.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.23. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.24. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process after prior written notice to the Borrowers and opportunity to contest to the extent possible, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to  the Borrowers and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrowers or their respective Subsidiaries or the Credit or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit; (h) with the consent of the Borrowers or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. Notwithstanding the foregoing, in no event shall Information be disclosed to a Competitor without the Borrowers’ prior written consent, unless an Event of Default under clauses (a), (j) or (k) of Section of Section 7.1 has occurred and is continuing and then only to the extent necessary in connection with an assignment to a Competitor in accordance with Section 10.10. For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any of their respective Subsidiaries; provided, that, in the case of information received from the Borrowers or any of their respective Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.25. Effectiveness.  Except as provided in Section 3.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.26. Special Provisions Applicable to Lenders upon the Occurrence of a Sharing Event.

(a) Participations.  Upon the occurrence of a Sharing Event, the Lenders shall automatically and without further action be deemed to have exchanged interests in the outstanding Loans and outstanding Letters of Credit such that, in lieu of the interests of each Lender in each Loan and each outstanding Letter of Credit, such Lender shall hold an interest in all Loans made to the Borrowers and all outstanding Letters of Credit issued for the account of such Persons or their Subsidiaries at such time, whether or not such Lender shall previously have participated therein, equal to such Lender’s Exchange Percentage thereof.  The foregoing exchanges shall be accomplished automatically pursuant to this Section 10.26(a) through purchases and sales of participations in the various Loans and outstanding Letters of Credit as required hereby, although at the request of the Administrative Agent each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent and reasonably acceptable to such Lender to evidence the same.  All purchases and sales of participating interests pursuant to this Section 10.26(a) shall be made in Dollars.  At the request of the Administrative Agent, each Lender which has sold participations in any of its Loans and outstanding Letters of Credit as provided above (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest therein a participation certificate in the appropriate amount as determined in conjunction with the Administrative Agent.  It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.  For the avoidance of doubt, a Sharing Event shall be deemed to have occurred immediately prior to any acceleration pursuant to Article 7 or any distribution under Section 2.9 or Section 2.16 (a)(ii).

(b) Administrative Agent’s Determination Binding.   All determinations by the Administrative Agent pursuant to this Section 10.26 shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Loans and Letters of Credit hereunder in accordance with the provisions hereof.  Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on the Loan Parties and each of the Lenders.  The Administrative Agent shall have no liability to any Loan Party or Lender hereunder for any determinations made by it hereunder except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) Participation Payments in Dollars.   Upon, and after, the occurrence of a Sharing Event (i) no further Loans shall be made or Letters of Credit issued, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Loans denominated in Foreign Currencies (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Sharing Event) shall be payable in Dollars (taking the Dollar Equivalent of such amounts on the date payment is made with respect thereto) and shall be distributed by the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (iii) all Revolving Credit Commitments shall be automatically terminated.  Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any Loan or Letters of Credit upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

(d) Delinquent Participation Payments.   If any amount required to be paid by any Lender pursuant to this Section 10.26 is not paid to the Administrative Agent on the date upon which the Sharing Event occurred, such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations, (ii) the daily average Federal Funds Rate, during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent and (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this Section 10.26 shall be conclusive in the absence of manifest error.  Amounts payable by any Lender pursuant to this Section 10.26 shall be paid to the Administrative Agent for the account of the relevant Lenders; provided, that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

(e) Settlement of Participation Payments.  Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Section 10.26 and the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

(f) Participation Obligations Absolute.  Each Lender’s obligation to purchase participating interests pursuant to this Section 10.26 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Loan Party or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party or any other Person, (iv) any breach of this Agreement by any Loan Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) Increased Cost; Indemnities.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (i) each Lender which has purchased such participations shall be entitled to receive from the Loan Parties any increased costs and indemnities (including, without limitation, pursuant to Section 2.14, 2.15, 2.16, 2.17, 2.18 and 9.5) directly from the Loan Parties to the same extent as if it were the direct Lender as opposed to a participant therein and (ii) each Lender which has sold such participations shall be entitled to receive from the Loan Parties indemnification from and against any and all Taxes imposed as a result of the sale of the participations pursuant to this Section 10.26.  Each Loan Party acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 10.26, increased Taxes may be owing by it pursuant to Section 10.1, which Taxes shall be paid (to the extent provided in Section 10.1) by the respective Loan Party or Loan Parties, without any claim that the increased Taxes are not payable because some resulted from the participations effected as otherwise required by this Section 10.26.

(h) Provisions Solely to Effect Intercreditor Agreement.  The provisions of this Section 10.26 are and are intended solely for the purpose of effecting a sharing arrangement among the Lenders and reflects an agreement among creditors.  Except as contemplated by Sections 10.26(c) and 10.26(g), none of the Loan Parties shall have any rights or obligations under this Section 10.26.  Nothing contained in this Section 10.26 is intended to or shall impair the obligations of the Loan Parties, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed by their respective authorized officers as of the date first above written.

BORROWERS:

GLOBE SPECIALTY METALS, INC.

By:    /s/ Malcolm Appelbaum
Name:            Malcolm Appelbaum
Title:              Chief Financial Officer

ADMINISTRATIVE AGENT:

FIFTH THIRD BANK, as Administrative Agent, as a Swing Line Lender, as L/C Issuer, and as a Lender

By:    /s/ Jordan Fragiacomo
Name:            Jordan Fragiacomo
Title:              Vice President

FIFTH THIRD BANK, an Ohio banking corporation and authorized foreign bank under the Bank Act (Canada), as a designee Lender under Section 8.9 and as sub-agent under Section 9.7

By:    /s/ Jordan Fragiacomo
Name:            Jordan Fragiacomo
Title:              Vice President

LENDER:

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:    /s/ James A. Gelle
Name:            James A. Gelle
Title:              Vice President

LENDER:

BANK OF AMERICA, N.A., as a Lender

By:    /s/ Naomi Hasegawa
Name:            Naomi Hasegawa
Title:              Vice President

LENDER:

CITIBANK N.A., as a Lender

By:    /s/ Ken Christensen
Name:            Kel Christensen
Title:              Vice President

LENDER:

Citizens Bank of Pennsylvania, as a Lender

By:    /s/ A. Paul Dawley
Name:            A. Paul Dawley
Title:              Vice President

LENDER:

Compass Bank, as a Lender

By:    /s/ W. Brad Davis
Name:            W. Brad Davis
Title:              Senior Vice President

LENDER:

HSBC BANK USA N.A., as a Lender

By:    /s/ Randolph E. Cates
Name:            Randolph E. Cates
Title:              Vice President, Corporate Banking

LENDER:

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ D. Bryant Mitchell
Name:            D. Bryant Mitchell II
Title:              Executive Vice President

LENDER:

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:    /s/ Roger Eric Searls
Name:            Roger Eric Searls
Title:              Vice President

LENDER:

COMERICA BANK, as a Lender

By:    /s/ Blake Arnette
Name:            Blake Arnette
Title:              Vice President

LENDER:

FIRST NIAGARA BANK, N.A., as a Lender

By:    /s/ Robert Dellatorre
Name:            Robert Dellatorre
Title:              Vice President

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Anthony J. Timpanaro
Name:            Anthony J. Timpanaro
Title:              Vice President

LENDER:

Wells Fargo Bank, National Assocation, as a Lender

By:    /s/ Craig DeSousa
Name:            Craig DeSousa
Title:              Senior Vice President

LENDER:

SOVEREIGN BANK, N.A., as a Lender

By:    /s/ Pedro Bell Astorza
Name:            Pedro Bell Astorza
Title:              SVP - Corporate Banking

Exhibit A

Notice of Payment Request

[Date]

[Name of Lender]
[Address]
Attention:

Reference is made to the Credit Agreement, dated as of May 31, 2012, among GLOBE SPECIALTY METALS, INC. (the “Primary Borrower”), the Subsidiaries of the Primary Borrower party thereto as “Borrowers”, the Lenders party thereto, and FIFTH THIRD BANK, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”).  Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.  [The Borrowers have failed to pay their Reimbursement Obligation with respect to [Domestic][Multicurrency][Letters of Credit] in the amount of $[__________].  Your [Domestic][Multicurrency] Revolver Percentage of the unpaid Reimbursement Obligation is $[_____________] [or __________________________ has been required to return a payment by the Borrowers of a Reimbursement Obligation with respect to [Domestic][Multicurrency][Letters of Credit] in the amount of $[_______________].  Your [Domestic][Multicurrency] Revolver Percentage of the returned Reimbursement Obligation is $[_______________].]

Very truly yours,

FIFTH THIRD BANK, as L/C Issuer

By:__________________________________
Name:
Title:

Exhibit B

Notice of Borrowing

Date:           [________ __], 20[__]

To:
FIFTH THIRD BANK, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of May 31, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among GLOBE SPECIALTY METALS, INC. and certain of its Subsidiaries from time to time party thereto, certain Lenders from time to time party thereto, and Fifth Third Bank, as Administrative Agent

Ladies and Gentlemen:

The undersigned, GLOBE SPECIALTY METALS, INC. (the “Borrowing Agent”), refers to the Credit Agreement, the capitalized terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Credit Agreement, of the Borrowing specified below:

1.           The Borrower requesting the Borrowing is [the Primary Borrower][Insert name of other Borrower].

2.           The Business Day of the proposed Borrowing is [_________ __, 20__].

3.           The aggregate amount of the proposed Borrowing is [$][Euro][______________].

4.           The Borrowing is being advanced under the Revolving Credit as a [Domestic][Multicurrency] Revolving Loan in [Dollars][Euros].

5.           The Borrowing is to be comprised of [$][Euro][___________] of [Base Rate] [Eurocurrency] Loans.

[6.           The duration of the Interest Period for the Eurocurrency Loans included in the Borrowing shall be ____________ months.]

The undersigned hereby certifies on behalf of the Borrower requesting the Borrowing that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           the representations and warranties of the Loan Parties contained in Article 5 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b)           no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

GLOBE SPECIALTY METALS, INC., as Borrowing Agent

By:__________________________________
Name:
Title:

Exhibit C

Notice of Continuation/Conversion

Date: [_________ ___], 20[__]

To:
FIFTH THIRD BANK, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of May 31, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among GLOBE SPECIALTY METALS, INC., and certain of its Subsidiaries from time to time party thereto, certain Lenders from time to time party thereto, and Fifth Third Bank, as Administrative Agent

Ladies and Gentlemen:

The undersigned, GLOBE SPECIALTY METALS, INC. (the “Borrowing Agent”), refers to the Credit Agreement, the capitalized terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.           The Borrower requesting the conversion/continuation is [the Primary Borrower][Insert name of other Borrower].

2.           The conversion/continuation Date is ________ __, 20__.

3.           The aggregate amount of the [Domestic][Multicurrency] Revolving Loans to be [converted] [continued] is [$][Euro]______________.

4.           The Loans are to be [converted into] [continued as] [Eurocurrency] [Base Rate] Loans.

5.           [For Eurocurrency Loans:] The duration of the Interest Period for the [Domestic][Multicurrency]  Revolving Loans included in the [conversion] [continuation] shall be _________ month[s].

The undersigned hereby certifies on behalf of the Borrower requesting such conversion/continuation that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           the representations and warranties of the Loan Parties contained in Article 5 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurocurrency Loan to a Base Rate Loan; and

(b)           no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

GLOBE SPECIALTY METALS, INC., as Borrowing Agent

By:__________________________________
Name:
Title:

Exhibit D-1

[Domestic] [Multicurrency] Revolving Note

$[_______________] [__________ __, 20__]

For Value Received, the undersigned, GLOBE SPECIALTY METALS, INC., a Delaware corporation and certain of its Subsidiaries (collectively, the “Borrowers”), hereby promise to pay to [____________________________] (the “Lender”) on the Revolving Credit Termination Date set forth in the hereinafter defined Credit Agreement, at the principal office of Fifth Third Bank, as Administrative Agent (the “Administrative Agent”), in Cincinnati, Ohio, in immediately available funds, the principal sum of [___________________] Dollars ($[__________]) or, if less, the aggregate unpaid principal amount of all [Domestic] [Multicurrency] Revolving Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of May 31, 2012 among the Borrowers, the Administrative Agent, and the Lenders party thereto (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All capitalized terms used in this Note, unless otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

[Multicurrency Revolving Loans shall be available in Foreign Currencies to the extent set forth in the Credit Agreement.]1

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The liability of each Borrower under this Note shall be limited to the extent set forth in Section 2.17 of the Credit Agreement.

[Signature page follows this page]

1 To be inserted in Multicurrency Notes.

Each Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

GLOBE SPECIALTY METALS, INC.

By:__________________________________
Name:
Title:

Exhibit D-2

Swing Note

$10,000,000 [_______ __, 20__]

For Value Received, the undersigned, GLOBE SPECIALTY METALS, INC., a Delaware corporation and certain of its Subsidiaries (collectively, the “Borrowers”), hereby promises to pay to Fifth Third Bank (the “Lender”) on the Revolving Credit Termination Date set forth in the hereinafter defined Credit Agreement, at the principal office of Fifth Third Bank, as Administrative Agent (the “Administrative Agent”), in Cincinnati, Ohio, in immediately available funds, the principal sum of ten million ($10,000,000) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of May 31, 2012 among the Borrowers, the Administrative Agent and the Lenders party thereto (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All capitalized terms used in this Note, unless otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

[Signature page follows this page]

Each Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

GLOBE SPECIALTY METALS, INC.

By:__________________________________
Name:
Title:

Exhibit E

Compliance Certificate

To:	Fifth Third Bank, as Administrative Agent (the “Administrative Agent”) under, and the Lenders (the “Lenders”) party to, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of May 31, 2012 among Globe Specialty Metals, Inc., a Delaware corporation and certain of its Subsidiaries (collectively, the “Borrowers”), the Administrative Agent and the Lenders (as extended, renewed, amended or restated, the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1.           I am the duly elected ____________ of GLOBE SPECIALTY METALS, INC.;

2.           I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Loan Parties and their respective Subsidiaries during the accounting period covered by the attached financial statements;

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.           The financial statements required by Section 6.1 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby;

5.           The representations and warranties contained in Article 5 of the Credit Agreement are true and correct as though made on and as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case they continue to be true and correct as of such date);

6.           Schedule I hereto sets forth financial data and computations evidencing the Borrowers’ compliance with the covenants set forth in Sections 6.21(a) and 6.21(b) of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with Sections 6.21(a) and 6.21(b) of the Credit Agreement; and

7.           Schedule II hereto sets forth a comparison of current financials against the budget for such period as required by Section 6.1(c)(ii) of the Credit Agreement.

[Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event:]

[Signature page follows this page]

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20__.

GLOBE SPECIALTY METALS, INC., as Borrowing Agent

By:__________________________________
Name:
Title:

Schedule I

to Compliance Certificate

Globe Specialty Metals, Inc.

Compliance Calculations

for Credit Agreement dated as of May 31, 2012

Calculations as of _____________, _______ [(the “Statement Date”)]

A. Leverage Ratio (Section 6.21(a))
1. Total Funded Debt at Statement Date	$___________
(a) Non-Recourse Indebtedness	(___________)
(b) Line A1 minus Line A1(a)	$___________
2. Net Income for the four (4) consecutive fiscal quarters ended on the Statement Date	$___________
3. Interest Expense for the four (4) consecutive fiscal quarters ended on the Statement Date	$___________
4. Federal, state and local income taxes for the four (4) consecutive fiscal quarters ended on the Statement Date	$___________
5. Depreciation and amortization expense for the four (4) consecutive fiscal quarters ended on the Statement Date	$___________
6. Non-cash accounting adjustments for the four (4) consecutive fiscal quarters ended on the Statement Date	$___________
7. Non-cash, non-recurring losses or expenses	$___________
8. Non-cash, non-recurring gains or income	$___________
9. EBITDA (Lines A2 + A3 +A4 + A5 + A6 + A7 - A8	$___________
(a) EBITDA allocable to non-Affiliate Joint Venture partners	$(___________)
(b) Line A9 minus Line A9(a)	$___________
(c) Amount of EBITDA of each Joint Venture subject to a senior claim by Non-Recourse Indebtedness	$___________
(d) Line A9(b) minus Line A9(c)	$___________
(e) Amount of EBITDA of each Loan Party subject to a senior claim by Non-Recourse Indebtedness	$___________
(f) the value of the assets of each Loan Party referred to in clause A9(e) pledged to secure such Non-Recourse Indebtedness	$___________
(g) value of all assets of each Loan Party referred to in clause A9(e) above	$___________
(h) Line A9(f) divided by line A9(g)	___________%
(i) Line A9(e) multiplied by the line A9(h)	$___________
(j) Line A9(d) minus line A9(i)	$___________
10. Ratio of Line A1(b) to A9(j)]	____:1.0
11. Line A10 ratio must not exceed	____:1.0
12. The Borrowers are in compliance (circle yes or no)	yes/no
B. Interest Coverage Ratio (Section 6.21(b))
1. EBITDA (adjusted)	$___________
(a) Amount (from line A9(d))	$___________
(b) Amount of EBITDA of each Loan Party subject to a senior claim by Non-Recourse Indebtedness	$___________
(c) Line B1(a) minus Line B1(b)	$___________
2. Interest Expense for the four (4) executive fiscal quarters ended on the Statement Date	$___________
(a) Interest Expense allocable to non-Affiliate Joint Venture partners	$___________
(b) Line B2 minus Line B2(a)	$___________
(c) Amount of Interest Expense of each applicable Subsidiary that is a Joint Venture or Loan Party subject to a senior claim by Non-Recourse Indebtedness	$___________
(d) Line B2(b) minus Line B2(c)	$___________
3. Ratio of Line B1 to Line B2(d)	____:1.0
4. Line B3 ratio must not be less than	____:1.0
5. The Borrowers are in compliance (circle yes or no)	yes/no

Exhibit F

Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignor [is][is not] a Defaulting Lender.

3.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]2]

4.	Borrower: Globe Specialty Metals, Inc., and certain of its Subsidiaries from time to time.

5.	Administrative Agent: Fifth Third Bank, as the Administrative Agent under the Credit Agreement

6.
Credit Agreement: The Credit Agreement dated as of May 31, 2012, among Globe Specialty Metals, Inc., certain of its Subsidiaries from time to time party thereto, the Lenders parties thereto, and Fifth Third Bank, as Administrative Agent and L/C Issuer. [Published] Deal CUSIP Number: 37954RAA6

7.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned3	Percentage Assigned of Commitment/Loans4	CUSIP Number
Domestic Revolving Credit Commitment ($)	$[200,000,000]	$	______%	37954RAB4
Multicurrency Revolving Commitment ($/€)	$[100,000,000]	$	______%	37954RAC2

[8.	Trade Date:	]5

Effective Date: _____________ ___, 20___ [To Be Inserted By Administrative Agent And Which Shall Be The Effective Date Of Recordation Of Transfer In The Register Therefor.]

2	Select as applicable.

3Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

4Set forth, to at least 9 decimals, as a percentage of the Domestic Revolving/Multicurrency Revolving Commitment/Loans of all Lenders thereunder.

5	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

Assignor

[Name of Assignor]

By:__________________________________
Name:
Title:

Assignee

[Name of Assignee]

By:__________________________________
Name:
Title:

Consented to and Accepted:

Fifth Third Bank, as Administrative
Agent

By:__________________________________
Name:
Title:

[Consented to:]6

[Name of Relevant Party]

By:__________________________________
Name:
Title:

6	To be added only if the consent of the Borrower and/or other parties (e.g., Swing Line Lender, L/C/ Issuer is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.10(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 31, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Globe Specialty Metals, Inc., a Delaware corporation, and certain of its Subsidiaries (collectively, the “Borrowers”), Fifth Third Bank, as Administrative Agent (the “Administrative Agent”), and the Lenders from time to time party thereto (the “Lenders”).

Pursuant to the provisions of Section 10.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowing Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowing Agent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowing Agent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:___________________________________
Name:
Title:

Date:           [________ __, 20__]

Exhibit G-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 31, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Globe Specialty Metals, Inc, a Delaware corporation, and certain of its Subsidiaries (collectively, the “Borrowers”), Fifth Third Bank, as Administrative Agent (the “Administrative Agent”), and the Lenders from time to time party thereto (the “Lenders”).

Pursuant to the provisions of Section 10.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:___________________________________
Name:
Title:

Date:           [________ __, 20__]

Exhibit G-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 31, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Globe Specialty Metals, Inc, a Delaware corporation, and certain of its Subsidiaries (collectively, the “Borrowers”), Fifth Third Bank, as Administrative Agent (the “Administrative Agent”), and the Lenders from time to time party thereto (the “Lenders”).

Pursuant to the provisions of Section 10.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:___________________________________
Name:
Title:

Date:           [________ __, 20__]

Exhibit G-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 31, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Globe Specialty Metals, Inc, a Delaware corporation, and certain of its Subsidiaries (collectively, the “Borrowers”), Fifth Third Bank, as Administrative Agent (the “Administrative Agent”), and the Lenders from time to time party thereto (the “Lenders”).

Pursuant to the provisions of Section 10.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowing Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowing Agent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowing Agent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:___________________________________
Name:
Title:

Date:           [________ __, 20__]

Schedule 1

Commitments

Name of Lender	Domestic Revolving Credit Commitment (Facility CUSIP #37954RAB4)	Multicurrency Revolving Credit Commitment (Facility CUSIP #37954RAC2)
Fifth Third Bank	$25,000,000.02	$17,499,999.98
Bank of America, N.A.	$28,333,333.33	$14,166,666.67
KeyBank National Association	$15,000,000.00	$7,500,000.00
Sovereign Bank, N.A.	$15,000,000.00	$7,500,000.00
Wells Fargo Bank, N.A.	$15,000,000.00	$7,500,000.00
Citibank, N.A.	$13,333,333.33	$6,666,666.67
Citizens Bank of Pennsylvania	$13,333,333.33	$6,666,666.67
Compass Bank	$13,333,333.33	$6,666,666.67
HSBC Bank USA, N.A.	$13,333,333.33	$6,666,666.67
PNC Bank, National Association	$13,333,333.33	$6,666,666.67
Capital One, National Association	$10,000,000.00	$5,000,000.00
Branch Banking and Trust Company	$8,333,333.33	$4,166,666.67
Comerica Bank	$6,666,666.67	$3,333,333.33
First Niagara Bank, N.A.	$10,000,000.00	$0
Total	$200,000,000.00	$100,000,000

Schedule 1.1

MANDATORY COST

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Borrowers or any Lender, deliver to the Borrowers or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.
The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

E x 0.01	per cent per annum
300

Where:

“E”
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000 of the Tariff Bases of the Lenders.

5.	For the purposes of this Schedule:

(a)	“Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group Al Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(e)	“Participating Member State” means each country so described in any EMU Legislation.

(f)
“EMU Legislation” means legislative measures of the European Council (including, without limitation, European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of economic and monetary union as contemplated in the Treaty on European Union (Official Journal C 191, July 29, 1992).

6.
If requested by the Administrative Agent or the Borrowers, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrowers, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

7.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.
The rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 3, 6 and 1 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

9.
The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

12.
The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.